Exhibit 2.2

ASSET PURCHASE AGREEMENT

by and among

A123 SYSTEMS, INC.,

and its specified subsidiaries,

as Sellers,

and

NAVITAS SYSTEMS LLC,

as Purchaser

Dated as of December 11, 2012

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Exhibits

Exhibit A	Sellers
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Assignment of Trademarks and Patents
Exhibit D	Bill of Sale
Exhibit E	IP License Agreement Terms
Exhibit F	Form of Sale Order

Schedules

Schedule 1.2(a)	Assumed Contracts
Schedule 1.2(b)	Assumed Lease
Schedule 1.2(e)	Government Research Team and Government Solutions Team
Schedule 2.1(a)(i)	Purchased IP
Schedule 2.1(a)(v)	Equipment
Schedule 5.6	Specified Employees

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of December 11, 2012 (this “Agreement”), is by and among A123 Systems, Inc., a Delaware corporation (“A123 Systems”), and the subsidiaries of A123 Systems set forth on Exhibit A (collectively with A123 Systems, the “Sellers”), Navitas Systems LLC, an Illinois limited liability company (the “Purchaser”), and, solely with respect to Section 10.15, Alan M. ElShafei, an individual.  Each of the Sellers and Purchaser are referred to individually herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers have commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing voluntary petitions for relief (the “Seller Chapter 11 Cases”) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on October 16, 2012 (the date that the Seller Chapter 11 Cases were commenced, the “Petition Date”);

WHEREAS, the Sellers have agreed to transfer to Purchaser, and Purchaser has agreed to purchase and assume, pursuant to Sections 363 and 365 of the Bankruptcy Code, the Purchased Assets and the Assumed Liabilities from Sellers, upon the terms and subject to the conditions contained in this Agreement, including obtaining an order of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code authorizing the Transaction (as defined below); and

WHEREAS, the Parties acknowledge and agree that the purchase by the Purchaser of the Purchased Assets, and the assumption by the Purchaser of the Assumed Liabilities are being made at arm’s length and in good faith and without intent to hinder, delay or defraud creditors of the Sellers and their Affiliates.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Recitals.  The recitals set forth above are incorporated by reference and are expressly made part of this Agreement.

Section 1.2            Definitions.  The following definitions shall apply to and constitute part of this Agreement, the Disclosure Letter, the Purchaser Schedule and all Exhibits attached hereto:

“2016 Notes” means the 3.75% convertible subordinated notes due 2016 in aggregate original principal amount of $143,750,000 issued by A123 Systems, Inc. on April 6, 2011 pursuant to a base indenture, dated as of April 6, 2011, as supplemented by the first supplemental indenture, dated as of April 6, 2011, between A123 Systems, Inc. and U.S. Bank National Association, as trustee.

“A123 Entities” means A123 Systems and its Subsidiaries, including, for the avoidance of doubt, the Foreign Subsidiaries.

“A123 Systems” has the meaning set forth in the preamble.

“Action” means any claim, as defined in the Bankruptcy Code, action, complaint, suit, litigation, audit, arbitration, appeal, petition, inquiry, hearing, order, decree, legal proceeding, investigation or other legal dispute, whether civil, criminal, administrative or otherwise, at law or in equity, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract (other than the JCI Agreements) or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 7.4(b).

“Ancillary Agreements” means the Transition Services Agreement, the Shared Assets Transition Services Agreement, the Supply Agreement and the IP License Agreement.

“Assignment and Assumption Agreement” means an agreement providing for the assignment by the Sellers of the Sellers’ right, title and interest in and to the Purchased Assets, including the Assumed Contracts and the Assumed Lease free and clear of all Encumbrances except Permitted Encumbrances, and the assumption by the Purchaser of the Assumed Liabilities, substantially in the form attached hereto as Exhibit B.

“Assumed Contracts” means, collectively, the Contracts of any Seller that shall be set forth on Schedule 1.2(a) of the Purchaser Schedule by the Designation Deadline (but excluding the Eliminated Agreements), which Contracts shall be assumed by the Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.

“Assumed Lease” means the lease related to the Sellers’ research and development facilities in Ann Arbor, Michigan, as set forth on Schedule 1.2(b), which lease shall be assumed by the Sellers and assigned to the Purchaser pursuant to Section 365 of the Bankruptcy Code, the Sale Order or other order of the Bankruptcy Court and the Assignment and Assumption Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.5.

“Auction” means the auction conducted by Seller to enable qualified prospective bidders to bid for the Purchased Assets.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bill of Sale” means the bill of sale to transfer the Purchased Assets to the Purchaser free and clear of all Encumbrances except Permitted Encumbrances, substantially in the form attached hereto as Exhibit D.

“Books and Records” means all documents of, or otherwise in the possession, custody or control of, any Seller to the extent used primarily in connection with, or relating to, the Purchased Assets, the Assumed Liabilities, or the operations of the USG Business, including, to the extent used primarily in the USG Business, all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals, customer and supplier correspondence, data, reports, plans, mailing lists, supplier lists, customer lists, price lists, marketing information and procedures, advertising and promotional materials, equipment records, warranty information, records of operations, standard forms of documents, manuals of operations or business procedures and other similar procedures (including all discs, tapes and other media-storage containing such information) other than Retained Books and Records.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York are authorized or obligated to close under applicable Laws.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Documents” means any agreements, instruments and other documents to be delivered at the Closing pursuant to Section 7.2 or Section 7.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Transaction” means any direct or indirect acquisition, sale, divestiture (including by merger, acquisition or other business combination involving any Seller), public offering, recapitalization, business combination or reorganization, whether in one transaction or a series of related transactions, of or involving all or a material part of any of the Purchased Assets, other than any such transaction or series of related transactions with the Purchaser or any Affiliate thereof.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of October 31, 2012, by and between the Purchaser and A123 Systems.

“Consent” means any consent, approval, concession, grant, waiver, exemption, license, entitlement, franchise, development right, certificate, variance, registration, permit, order or other authorization of or notice of any Person.

“Contract” means any contract, agreement, understanding, arrangement, purchase order, sales order, license, sub-license, lease, sublease, instrument or commitment (in each case, whether oral or written) that (a) is or purports to be binding upon any Seller or any of the Purchased Assets (or subjects any such Purchased Assets to an Encumbrance) and (b) is used or was entered into primarily in connection with the USG Business.

“Deposit Escrow Agreement” means the escrow agreement dated December 4, 2012 by and among the Sellers, the Purchaser and the escrow agent named therein.

“Designated Specified Employee” has the meaning set forth in Section 5.6(a).

“Designation Deadline” has the meaning set forth in Section 2.8.

“Disclosure Letter” has the meaning set forth in Section 4.1.

“Eliminated Agreement” has the meaning set forth in Section 2.8.

“Encumbrances” means all mortgages, pledges, charges, liens, interests, debentures, trust deeds, claims, encumbrances, of any type whatsoever (whether known or unknown, secured or unsecured or in the nature of setoff or recoupment, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or nonmaterial, disputed or undisputed, whether arising prior to or subsequent to the commencement of the Seller Chapter 11 Cases, and whether imposed by agreement, understanding, Law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability), assignments by way of security or otherwise, security interests, or similar interests or instruments charging, or creating a security interest in the Purchased Assets or any part thereof or interest therein.

“Environmental Laws” means all applicable Laws relating to pollution or protection of human health or the environment (including ambient air, water, surface water, groundwater, land surface, soil or subsurface) or natural resources, including applicable Laws relating to the storage, transfer, transportation, investigation, cleanup, treatment, or use of, or release or threatened release into the environment of, any Hazardous Substances.

“Equipment” means all machinery, equipment, apparatus, appliances, implements, property, furniture, fixtures, furnishings, vehicles, spare parts, leasehold improvements, artwork, desks, chairs, tables, computer and computer-related hardware, software and firmware, files, documents, network and internet- and information technology systems-related equipment, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings owned or leased by a Seller and supplies, maintenance equipment, tools, signs and signage, and other tangible and intangible property.

“ERISA” has the meaning set forth in the definition of U.S. Benefit Plans.

“ERISA Affiliate” has the meaning set forth in the definition of U.S. Benefit Plans.

“Excluded Agreements” means, collectively, the Excluded Leases and all other contracts, agreements, understandings, arrangements, purchase orders, sales orders, licenses, sub-licenses, instruments or commitments of any Seller used or entered into in connection with any Excluded Business (other than any Assumed Contracts).

“Excluded Assets” has the meaning set forth in Section 2.2(a).

“Excluded Assets Purchase Agreement” means that certain Asset Purchase Agreement, dated as of December 11, 2012 by and among Sellers and the Excluded Assets Purchaser.

“Excluded Assets Purchaser” means Wanxiang America Corporation, the acquiror of substantially all of the Excluded Assets from Sellers.

“Excluded Businesses” means any business of any Seller or any Foreign Subsidiary (other than the USG Business).

“Excluded IP” has the meaning set forth in Section 2.2(a)(i).

“Excluded Leases” means Leases of any Seller (other than the Assumed Lease), including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), all credit for the prepaid rent associated therewith, and all security deposits and other deposits made in connection with such Leases.

“Excluded Liabilities” has the meaning set forth in Section 2.6.

“Excluded Personnel” means the employees of Sellers or the Foreign Subsidiaries who are not Specified Employees.

“Excluded Taxes” means any (a) Taxes imposed on or payable by the Sellers or their Affiliates for any taxable period; (b)  Taxes imposed on or with respect to the USG Business, the Purchased Assets, the Transferred Employees or the Assumed Liabilities for any Pre-Closing Tax Period; (c)  Taxes imposed on or with respect to the Excluded Businesses, the Excluded Assets or the Excluded Liabilities for any taxable period; (d) Taxes (other than Transfer Taxes for which the Purchaser is responsible pursuant to Section 7.4(a)) imposed on or with respect to the sale of the Purchased Assets pursuant to Section 2.1 or any transaction in anticipation of such sales (other than any such Taxes arising as a result of the Purchaser’s breach of this Agreement); (e) Property Taxes for which the Sellers are responsible pursuant to Section 7.4(c); and (f)  Liability of the Sellers for Taxes of any other Person by reason of contract, assumption, transferee liability, being a member of an affiliated, consolidated, combined or unitary group, operation of law or otherwise, except to the extent such Liability is for amounts payable after the Closing Date under any Assumed Contract or the Assumed Lease or is otherwise an Assumed Liability.

“final and non-appealable” means, with respect to any Order or other action of a Governmental Authority, an Order or other action (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; and (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired, excluding any additional time periods that may begin as a result of Federal Rule 60(b).

“Foreign Benefit Plans” means any plan, program or contract that is subject to or governed by the laws of a jurisdiction other than the United States which would have been treated as a U.S. Benefit Plan had it been a U.S. plan, program or contract.

“Foreign Equity Interests” means any share of capital stock, partnership, membership or similar equity interests in any Foreign Subsidiary of A123 Systems, and any securities (including debt securities) convertible into, or exchangeable or exercisable for, any such shares, capital stock, partnership, member or similar equity interests, or any options, warrants or other rights of any kind to acquire or that are linked to the value of any such shares, capital stock, partnership, membership or similar equity interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of such Foreign Subsidiary.

“Foreign Subsidiaries” means all non-United States Subsidiaries of Sellers.

“GAAP” means U.S. generally accepted accounting principles in effect from time to time.

“Government Bid” means any quotation, bid or proposal by Seller included in the Assumed Contracts that, if accepted or awarded, would lead to a contract with a Governmental Authority, including a prime contractor or a higher tier subcontractor to a Governmental Authority, for the design, manufacture or sale of products or the provision of services.

“Government Research Team and Government Solutions Team” means the individuals listed on Schedule 1.2(e).

“Government Contract” means any contract included in the Assumed Contracts between an A123 Entity and any (a) Governmental Authority or (b) third-party relating to a contract between such third-party and any Governmental Authority.

“Government Subcontract” means the subcontracts included in the Assumed Contracts to which an A123 Entity is a party as subcontractor in which the subcontracting party is in direct or indirect privity with any Governmental Authority under a Government Contract.

“Governmental Authority” means any domestic, foreign, federal, state, provincial or local authority, legislative body, court, government, regulatory or administrative agency, self-regulatory organization (including any securities exchange), commission, board, arbitral or other tribunal, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any material, substance or waste defined or characterized as hazardous, toxic, a pollutant or a contaminant under Environmental Laws, including asbestos or any substance containing asbestos, polychlorinated biphenyls, lead paint and petroleum or petroleum products (including crude oil and any fraction thereof).

“HB Notes” means, collectively, any notes issued to Hudson Bay Master Fund Ltd. and certain other buyers pursuant to the Amended and Restated Securities Purchase Agreement, dated May 23, 2012 between the A123 Systems, Inc. and such buyers, including the 6% Senior Convertible Notes in aggregate original principal amount of $50,000,000 issued by A123 Systems, Inc. on May 24, 2012, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Hearing” means the hearing to be held by the Bankruptcy Court to consider the Sale Order and the approval of the Transaction.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lenders under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations of such Person issued or assumed as part of the deferred purchase price of property or services; (e) all indebtedness secured by any Encumbrance on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed; (f) any obligations with respect to bank guarantees, deferred compensation arrangements, workers’ compensation liabilities, employee medical liabilities, bonuses and any required statutory payments to employees; (g) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (h) all contingent obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

“Intellectual Property Rights” means trade or brand names, business names, trademarks (including logos), trademark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, all rights to use the names “A123,” any other name of an A123 Entity and any related or associated name, internet domain names, all national (of any country of origin) and multinational patents, patent applications and provisional patent applications, and reissues, divisions, continuations, continuations-in-part, continuing patent applications, extensions and reexaminations thereof, issued patents, pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors’ notes, research data, blueprints, drawings and designs, formulae, processes, computer programs and software (including applications, source code, object code, executable code, firmware, data, databases and technical documentation), internal-use software, and technical manuals and documentation (including user and operational guides) used in connection therewith, technology and other intellectual property, together with all rights under licenses or sub-licenses or other arrangements, registered user agreements, technology transfer agreements, all rights to any of the foregoing provided by multinational treaties or conventions or the laws of the United States or any state or jurisdiction worldwide, other agreements or instruments relating to any of the foregoing, and goodwill associated with any of the foregoing.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, samples (including samples held by sales representatives), components, packaging materials, and other inventories to which any Seller has title that are in the possession or custody of any Seller or, solely with respect to inventories to which Seller has title, any Third Party, in each case, to the extent used or held for use primarily in connection with any of the Purchased Assets or the USG Business.

“IP License Agreement” means a valid and binding license agreement, in form and substance acceptable to the Purchaser and the Excluded Assets Purchaser, providing for the license to the Purchaser of Intellectual Property Rights acquired by the Excluded Assets Purchaser pursuant to the Excluded Assets Purchase Agreement.  For the avoidance of doubt, the Parties acknowledge that Purchaser expects that the IP License Agreement will include the terms set forth on Exhibit E hereto.

“ITAR-Controlled Assets” means commodities, services, software, technology or other assets of the Sellers or the Foreign Subsidiaries that are regulated under the International Traffic in Arms Regulations (ITAR).

“JCI Agreements” means, collectively, the JCI APA and that certain Debtor-in-Possession Loan Agreement, dated as of October 16, 2012, by and between A123 Systems and Johnson Controls, Inc.

“JCI APA” means that certain Asset Purchase Agreement, dated as of October 16, 2012, by and among the Sellers and Johnson Controls, Inc. and certain designees thereof.

“Knowledge” means, with respect to the Sellers, as of any date, the actual knowledge, after due inquiry, of the chief executive officer and the chief financial officer as of such date.

“Korean Assets” means all the manufacturing and testing equipment owned by the Seller and its Subsidiaries located in Korea, including that owned by A123 Systems Korea Co., Ltd.

“Laws” means all statutes, laws (including common law), regulations, rules, ordinances, codes and other requirements of any Governmental Authority, including any Orders.

“Leases” means any agreements to lease, leases, renewals of leases, subtenancy agreements and other rights (including licenses) granted by or on behalf of, or to, any A123 Entity or any of their respective predecessors in title, or any of the foregoing under which any A123 Entity has any rights or obligations, together with all guarantees and indemnities relating thereto and, in each case, which is used or was entered into primarily in connection with the USG Business.

“Liability” means any liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, responsibility, “claim” (as defined in Section 101(5) of the Bankruptcy Code) or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due, whether determined or determinable, whether choate or inchoate, whether secured or unsecured, whether matured or not yet matured) and including all costs, fees and expenses relating thereto.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate:  (i) has had, or would be reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business, affairs, condition (financial or otherwise), or capitalization of the Purchased Assets or the Assumed Liabilities taken as a whole; or (ii) has prevented or materially impaired the ability of the Sellers to consummate the Transaction or to perform the Sellers’ obligations hereunder on or prior to the Outside Date; provided, however, that none of the following shall be taken into account (whether alone or in combination) in determining whether there has been, or would be, a Material Adverse Effect:  (A) changes in general economic or financial market conditions to the extent that such changes do not have a disproportionate impact on the USG Business, the Purchased Assets or the Assumed Liabilities relative to other companies in the industries in which the USG Business operates, (B) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism, (C) changes in (or proposals to change) any Law or GAAP or interpretation thereof after the date hereof, (D) any failure by any A123 Entity to meet any projections or estimates (including internal projections or estimates) of revenues, earnings or performance for any period ending after the date of this Agreement and prior to the Closing (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Material Adverse Effect, and provided that this subsection (D) shall not limit in any way clause (ii) of this definition), (E) the announcement of, or compliance by the Sellers with, the terms of this Agreement, or actions taken or not taken with the prior written consent of the Purchaser, or the pendency or consummation of the Transactions, (F) a decline in the price of A123 Systems’ shares of common stock on NASDAQ or any other market in which such securities are quoted for purchase and sale (provided, however, that, the underlying cause for such decline may be considered in determining whether there may be a Material Adverse Effect, and provided that this subsection (F) shall not limit in any way clause (ii) of this definition), (G) any change, event or development to the extent arising out of the Seller Chapter 11 Cases, including the filing of the Seller Chapter 11 Cases or any of the Sellers operating as a debtor-in-possession, (H) the filing of or compliance with any motion, application, pleading or Order filed under or in connection with the Seller Chapter 11 Cases and (I) any change, event or development to the extent arising out of any Excluded Business, Excluded Asset or Excluded Liability; or (ii) has prevented or materially impaired, or would be reasonably likely to prevent or materially impair, the ability of Sellers to consummate the Transaction or to perform the Sellers’ obligations hereunder on or prior to the Outside Date.

“Material Registered Business Intellectual Property” has the meaning set forth in Section 4.1(g).

“Non-Assured Contracts” has the meaning set forth in Section 2.8.

“Notice” means any notice, request, consent, acceptance, waiver or other communication required or permitted to be given pursuant to this Agreement.

“Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, verdict, ruling, subpoena, or award entered by or with any Governmental Authority (whether temporary, preliminary or permanent).

“Outside Date” means February 1, 2013.

“Partial Purchase Price Deposit Amount” has the meaning set forth in Section 2.9(b).

“Party” or “Parties” has the meaning set forth in the preamble.

“Patent and IP Related Documentation” means each of the following in paper, digital or other form, to the extent existing as of the date hereof or the Closing Date:  (i) the physical and electronic patent prosecution files and dockets relating to any of the Purchased IP (including all original granted patents and patent prosecution files held by prosecuting attorneys); (ii) invention disclosures in respect of Purchased IP; (iii) RAND / FRAND and other statements, assurances, declarations, agreements, or undertakings made to standards-setting organizations with respect to the Purchased IP; (iv) litigation files to the extent relating to Actions brought for infringement of the Purchased IP; (v) copies of outbound license agreements and cross-license agreements to the extent related to the Purchased IP; (vi) ribbon copies of all of Purchased IP that are patents; (vii) infringement claim charts for the Purchased IP prepared by or for the Sellers; (viii) all books, records, files, ledgers or similar documents stored in the Sellers’ document management systems used to track, organize or maintain Purchased IP; (ix) all documents at any time contained in the Merrill electronic data site entitled “Project Powerhouse” and available to the Purchaser to the extent related to the Purchased IP; (x) copies of acquisition agreements relating to stand-alone acquisitions of patents by the Sellers to the extent related to the Purchased IP; and (xi) assignment agreements to the extent related to the Purchased IP.

“Permit” means any material permit, consent, license or similar authorization of any Governmental Authority required for operation of the USG Business.

“Permitted Encumbrance” means any Encumbrance that is not extinguished by the Sale Order under applicable Law, it being understood that the Sale Order shall extinguish Encumbrances to the maximum extent permissible under applicable Law.

“Person” means an individual, partnership, limited liability company, corporation, trust, joint venture, association, joint stock company, unincorporated organization, Governmental Authority or other entity, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” has the meaning set forth in Section 7.4(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 7.4(c).

“Property Taxes” has the meaning set forth in Section 2.1(a)(viii).

“Purchase Price” has the meaning set forth in Section 2.4.

“Purchase Price Deposit” has the meaning set forth in Section 2.9(a).

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased IP” has the meaning set forth in Section 2.1(a)(i).

“Purchaser Benefit Plan” has the meaning set forth in Section 5.6(f).

“Purchaser Parties” has the meaning set forth in Section 8.3(c).

“Purchaser Schedule” means the schedule first delivered by the Purchaser to Sellers on the date of this Agreement and updated after the date of this Agreement in accordance with Section 2.8.

“Purchaser” has the meaning set forth in the preamble.

“Real Property” means the real property owned by any Seller or subject to the Assumed Lease, in each case, to the extent primarily used in the USG Business.

“Reimbursable Expenses” means and includes all reasonable out-of-pocket costs, fees and expenses incurred or to be incurred by the Purchaser or its Affiliates (including fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by the Purchaser or its Affiliates) in connection with or related to the authorization, preparation, evaluation, investigation, documentation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the Seller Chapter 11 Cases and other judicial and regulatory proceedings related to such transactions).

“Release” means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the environment.

“Representative” means, with respect to a particular Person, any director, officer, manager, partner, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retained Books and Records” means (a) any documents (including books and records) that the Sellers are required by applicable Law to retain, (b) corporate seals, minute books, charter documents, corporate stock record books, original tax records (including all Tax Returns and related work papers) and such other books and records as pertain to the organization, or share capitalization of any of the Sellers (other than the Foreign Subsidiaries or any of their Subsidiaries), (c) any books and records or information related exclusively to the Excluded Businesses, the Excluded Assets or Excluded Liabilities; and (d) documents prepared by Sellers solely in connection with this Agreement, any Ancillary Agreement or the Seller Chapter 11

Cases; provided that Retained Books and Records shall not include any Patent and IP Related Documentation.

“Sale Order” means a final order of the Bankruptcy Court, in the form attached hereto as Exhibit F, as the Purchaser may have approved in its sole and absolute discretion to the extent that such changes affect or concern the Purchaser, that has not been stayed, vacated or stayed pending appeal, authorizing, in addition to the matters referred to in Section 3.1, the sale of the Purchased Assets to the Purchaser upon the terms and subject to the conditions contained in this Agreement and the consummation of the Transactions.

“Sale Procedures Order” means a final order of the Bankruptcy Court that has not been stayed, vacated or stayed pending appeal, in a form reasonably acceptable to the Purchaser and A123 Systems.

“Seller Broker Fee” has the meaning set forth in Section 4.1(e).

“Seller Chapter 11 Cases” has the meaning set forth in the recitals.

“Seller Parties” has the meaning set forth in Section 8.3(b).

“Sellers” has the meaning set forth in the preamble.

“Service Providers” means the A123 Entities’ current or former directors, officers, employees, consultants or independent contractors.

“Shared Assets” has the meaning set forth in Section 2.2(a)(xiv).

“Shared Assets Transition Services Agreement” means a valid and binding transition services agreement, by and between the Excluded Assets Purchaser and the Purchaser, in form and substance acceptable to the Purchaser and the Excluded Assets Purchaser, with respect to the use by each of the Purchaser and the Excluded Assets Purchaser following the Closing for a transitional period of time of certain assets shared by the USG Business and the Excluded Businesses.

“Specified Employee” and “Specified Employees” have the meaning set forth in Section 5.6(a).

“Straddle Period” has the meaning set forth in Section 7.4(c).

“Subsidiary” means, with respect to any Person, (a) any other Person that directly, or indirectly through one or more intermediaries, is controlled by such Person; or (b) any other Person where a majority of its equity interests are held, directly, or indirectly through one or more intermediaries, by such Person.  For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Supply Agreement” means a valid and binding agreement by and between the Purchaser and the Excluded Assets Purchaser, in form and substance acceptable to the Purchaser and the Excluded Assets Purchaser, with respect to, among other matters, the sale by the Excluded Assets Purchaser, and the acquisition by the Purchaser, of certain fuel cells.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, unemployment, payroll, withholding, alternative or add on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, impost, levy, governmental fee or other like assessment or charge (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto).

“Tax Return” or “Tax Returns” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or required to be filed with any taxing authority.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Trademark and Patent Assignment” means an agreement providing for the assignment by the Sellers of the Sellers’ right, title and interest in and to certain Purchased IP, free and clear of all Encumbrances except Permitted Encumbrances, substantially in the form attached hereto as Exhibit C.

“Transactions” means the transactions contemplated herein to be consummated at the Closing, including the purchase and sale of the Purchased Assets and the delegation and assumption of the Assumed Liabilities provided for in this Agreement.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the other documents or instruments executed and delivered pursuant to Section 2.3, 7.2 or 7.3.

“Transferred Employee” has the meaning set forth in Section 5.6(a).

“Transfer Taxes” means any transfer, documentary, excise, sales, use, property, gains, value-added, stamp, registration and other such Taxes, any conveyance fees, any recording charges and any other similar fees and charges (including penalties and interest in respect thereof).

“Transition Services Agreement” means a valid and binding transition services agreement by and between the Sellers and the Purchaser, in form and substance acceptable to the Purchaser and the Sellers, to be mutually agreed and containing customary and reasonable terms necessary for the continued operation of the USG Business following the Closing.

“U.S. Benefit Plans” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA

(whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by any A123 Entity or any predecessor thereof or by any trade or business, whether or not incorporated, all of which together with any A123 Entity or any predecessor thereof would be deemed a “single employer” within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”), or to which any A123 Entity or any predecessor thereof or any ERISA Affiliate is or has been obligated to contribute, in each case, in respect of a Specified Employee; provided, however, that U.S. Benefit Plans shall not include any Foreign Benefit Plans.

“USG Business” means the Sellers’ business of prototyping, manufacturing, sales, marketing, services, licensing and/or maintenance of, energy storage materials, electrodes, cells, electronics circuitry, battery management, thermal/cooling designs, mechanical packaging, and system products for (a) the following applications for the U.S. government: (i) military vehicles, (ii) military power grids, (iii) small format energy cells for remote devices (including without limitation portable soldier power, and unmanned aerial vehicles), (iv) directed energy (including without limitation pulsed power weapons, high energy laser, advanced armor, and shipboard power supply/advanced systems (battery back-up, non-propulsion), (v) satellite/space, (vi) all Department of Defense applications, (vii) all Department of Energy applications and (viii) all U.S. homeland security applications, and (b) all law enforcement applications, including in each case research and development conducted by the Government Research Team and Government Solutions Team related to the same.

“WARN” means the Worker Adjustment and Retraining Notification Act.

Section 1.3            Other Terms.  As used in this Agreement, any reference to any federal, state, local, or foreign law, including any applicable Law, will be deemed also to refer to all rules and regulations promulgated thereunder and all amendments or modifications thereto, unless the context requires otherwise.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”  Pronouns in masculine, feminine, or neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to “this Agreement” shall include all Exhibits, Schedules and other agreements, instruments or other documents attached hereto.  The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  References in this Agreement to Articles, sections, Schedules or Exhibits are to Articles or sections of, Schedules or Exhibits to, this Agreement, except to the extent otherwise specified herein.  References to the consent or approval of any Party shall mean the written consent or approval of such Party, which may be withheld, conditioned or delayed in such Party’s sole and absolute discretion, except to the extent otherwise specified herein.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and are not part of this Agreement and do not in any way limit or modify the provisions of this Agreement and shall not affect the interpretation hereof.  Unless otherwise specified herein, payments that are required to be made under this Agreement shall be paid by wire transfer of immediately available funds to an account designated in advance by the Party entitled to receive such payment.  All references to “dollars” or “$” or “US$” in this Agreement shall mean U.S. dollars.

Section 1.4            Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

Section 1.5            Time.  Time shall be of the essence of this Agreement.  Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period.  If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day.  Whenever action must be taken (including the giving of notice, the delivery of documents or the funding of money) under this Agreement, prior to the expiration of, by no later than or on a particular date, unless otherwise expressly provided in this Agreement, such action must be completed by 5:00 p.m., New York City time, on such date (except for the filing of papers with the Bankruptcy Court or the entry of any Order by the Bankruptcy Court, which must be completed on such date by the deadline set forth in the rules of the Bankruptcy Court or any Order of the Bankruptcy Court).  The time limited for performing or completing any matter under this Agreement may be extended or abridged by an agreement in writing by the Parties.  All references herein to time are references to New York City time, unless otherwise specified herein.

ARTICLE II

AGREEMENT OF PURCHASE AND SALE

Section 2.1            Purchase and Sale of Assets.

(a)           The Sellers hereby agree to sell, transfer, assign, convey and deliver to the Purchaser at the Closing, and the Purchaser hereby agrees to purchase, acquire and assume from the Sellers at the Closing, upon the terms and subject to the conditions of this Agreement, all right, title and interest in, to, and under, all of the properties, assets, rights, goodwill and other interests of the Sellers used primarily in connection with the USG Business, of any nature whatsoever, wherever located, whether real, personal, mixed, tangible or intangible as the same shall exist on the Closing Date, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any and all Encumbrances (except for Permitted Encumbrances) of every kind, nature and description (to the extent that the same does not constitute an Excluded Asset), and including the following:

(i)            all Intellectual Property Rights used primarily in connection with the USG Business and owned by or licensed to (in whole or in part) Sellers, worldwide, including the Intellectual Property Rights set forth on Schedule 2.1(a)(i) (collectively, the “Purchased IP”);

(ii)           any ITAR-Controlled Assets;

(iii)          the Assumed Contracts and all rights thereunder (including all accounts receivable arising under an Assumed Contract set forth on Schedule 1.2(a) as of the date hereof);

(iv)          the Assumed Lease and real property and rights thereunder, including all options to renew, purchase, expand or lease (including rights of first refusal, first negotiation and first offer), and all security deposits and credit for the prepaid rent associated therewith and any real property improvements thereon;

(v)           all Equipment used primarily in the USG Business, including (A) the Equipment set forth on Schedule 2.1(a)(v) and (B) the Korean Assets;

(vi)          all Inventory;

(vii)         all Equipment and other assets used in connection with the USG Business that would be Purchased Assets hereunder except for their inclusion in the Excluded Assets Purchase Agreement which the Excluded Assets Purchase determines, in its sole discretion, shall be transferred to the Purchaser;

(viii)        all real, personal and intangible property Taxes (“Property Taxes”) with respect to the Purchased Assets that are prepaid and not attributable to Pre-Closing Tax Periods, and any refund of any Property Taxes to which the Purchaser is entitled pursuant to Section 7.4(c);

(ix)          all advertising, marketing and promotional materials and all other printed or written materials to the extent used primarily in connection with the USG Business;

(x)           all Books and Records (other than Books and Records related exclusively to any Excluded Businesses); provided that Sellers shall be permitted to retain a copy of such Books and Records to the extent used in any Excluded Businesses;

(xi)          all rights of the Sellers under any non-disclosure or confidentiality, non-compete or non-solicitation agreements, to the extent such agreement relates primarily to the other Purchased Assets or the USG Business (or any portions thereof);

(xii)         all Permits transferable under applicable Law to the extent related primarily to the other Purchased Assets or the USG Business;

(xiii)        any and all insurance proceeds, condemnation awards or other compensation in respect of loss or damage to any other Purchased Asset to the extent occurring after the date hereof, and all right and claim of the Sellers to any such insurance proceeds, condemnation awards or other compensation not paid by the Closing;

(xiv)        all credits, prepaid expenses, deferred charges, advance payments and prepaid items (but excluding any of the foregoing with respect to Excluded Taxes), in each case, arising primarily from the USG Business;

(xv)         all receivables, including trade receivables, rebates, allowances and other receivables from suppliers, in each case, arising from the USG Business; and

(xvi)        all rights, claims, actions, Tax refunds (but excluding refunds of Excluded Taxes), causes of action, choses in action, actions, suits or proceedings, hearings, audits, rights of recovery, rights of setoff, rights of recoupment, rights of reimbursement, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise) to the extent related primarily to the other Purchased Assets or the Assumed Liabilities (including any claims for past infringement or misappropriation).

(b)           Notwithstanding anything in this Agreement to the contrary, the Purchased Assets shall not include any assets, properties or rights that Sellers have agreed to sell, convey, transfer, assign or deliver (and with respect to which Sellers consummate such conveyance, transfer, assignment or delivery) to the Excluded Assets Purchaser pursuant to the Excluded Assets Purchase Agreement; provided, however, it being agreed that the Intellectual Property Rights set forth on Schedule 2.1(a)(i), the ITAR Controlled Assets, the Assumed Contracts listed on Schedule 1.2(a) as of the date hereof and all rights thereunder (including all accounts receivable arising under an Assumed Contract set forth on Schedule 1.2(a) as of the date hereof), the Assumed Lease, the Equipment set forth on Schedule 2.1(a)(v) and the Korean Assets are not assets contemplated to be sold, conveyed, transferred, assigned or delivered to the Excluded Assets Purchaser pursuant to the Excluded Assets Purchase Agreement.

Section 2.2            Excluded Assets.

(a)           Sellers shall retain all right, title and interest to, in and under the following assets, properties and rights of the Sellers (such assets to be retained by Sellers, the “Excluded Assets”):

(i)            all Intellectual Property Rights used in or related to any Excluded Business, other than any Purchased IP (“Excluded IP”);

(ii)           all avoidance claims or causes of action available to the Sellers under chapter 5 of title 11, including Sections 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code;

(iii)          the Excluded Agreements and any and all rights thereunder;

(iv)          all Inventory, Equipment and other real and personal property used in connection with any Excluded Business, but excluding the Equipment set forth on Schedule 2.1(a)(v);

(v)           any prepaid Property Taxes with respect to the Purchased Assets that are attributable to Pre-Closing Tax Periods, and any refund of Excluded Taxes (for the avoidance of doubt, other than any refund of Property Taxes to which the Purchaser is entitled pursuant to Section 7.4(c));

(vi)          other than as set forth in Section 2.1(a)(iv), all cash and cash equivalents, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits, security deposits and other prepaid amounts made in respect of the Assumed Lease, securities, securities entitlements, instruments and other investments and all bank accounts and securities accounts, including any cash collateral that is collateralizing any letters of credit and all bank accounts of the Sellers;

(vii)         any capital stock, securities or other interest of any Seller held in any Person, including the Foreign Equity Interests;

(viii)        all rights, claims, actions, refunds, causes of action, choses in action, suits or proceedings, rights of recovery, rights of setoff (to the extent not extinguished), rights of recoupment, rights of indemnity or contribution and other similar rights (known and unknown, matured and unmatured, accrued or contingent, regardless of whether such rights are currently exercisable) against any Person, including all warranties, representations, guarantees, indemnities and other contractual claims (express, implied or otherwise), in each case, to the extent related to the other assets, rights and properties set forth in this Section 2.2(a) or the Excluded Liabilities;

(ix)          prepayments made with regard to insurance policies not assumed by the Purchaser and security deposits, pre-paid expenses or prepayments to the extent made in connection with any other Excluded Asset or Excluded Liability;

(x)           Sellers’ rights under this Agreement and under any other Transaction Document and all cash and non-cash consideration payable or deliverable to or for the account of any Seller by the Purchaser pursuant and subject to the terms and provisions of this Agreement or any Ancillary Agreement;

(xi)          the assets of any Foreign Benefit Plan or U.S. Benefit Plan;

(xii)         except as specifically set forth as a Purchased Asset, any assets, properties and rights which are used primarily in any Excluded Business; and

(xiii)        Retained Books and Records; provided that Sellers shall, at the Purchaser’s request, provide the Purchaser with a copy (and shall allow the Purchaser to make a copy) of any Retained Books and Records that are related to the Purchased Assets, the Assumed Liabilities or the USG Business (other than the Retained Books and Records described in clause (d) of the definition of Retained Books and Records).

(b)           Notwithstanding anything in this Agreement to the contrary, the Purchaser may, in its sole and absolute discretion, at any time on or prior to the date that is one Business Day before the Closing Date, elect not to acquire any of the assets, properties and rights of any Seller, and any asset so designated by the Purchaser shall be an Excluded Asset for all purposes hereunder; provided, however, that with respect to Contracts and the Leases, such designation shall be made in accordance with Section 2.8; and provided, further, that, such designation shall not result in any reduction to the Purchase Price.

Section 2.3            Condition of Conveyance.  Without limiting the provisions of this Agreement relating to the Assignment and Assumption Agreement or the Trademark and Patent Assignment or any other provisions of this Agreement relating to sale, transfer, assignment, conveyance or delivery, the Purchased Assets and the Assumed Liabilities shall be sold, transferred, assigned, conveyed and delivered by the Sellers to the Purchaser by appropriate instruments of transfer, bills of sale, endorsements, assignments and deeds, in recordable form as appropriate, and free and clear of any and all Encumbrances of any and every kind, nature and description (other than the Permitted Encumbrances).

Section 2.4            Consideration.  Subject to the terms and conditions hereof and the entry and effectiveness of the Sale Order, the purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Sellers’ right, title and interest in, to and under the Purchased Assets shall consist of (a) an amount in cash equal to $2,250,000 and (b) the assumption of the Assumed Liabilities.

Section 2.5            Assumption of Liabilities.  Pursuant to the Sale Order, on the Closing Date, the Purchaser shall assume and agree to pay, perform and discharge, when due after the Closing, the following Liabilities of Sellers to the extent not paid, performed or discharged at or prior to the Closing (the following, collectively, other than the Liabilities set forth in clauses (a) through (o) of Section 2.6, the “Assumed Liabilities”):

(a)           all Liabilities of each Seller that are incurred and arise after the Closing from the operation by the Purchaser of the Purchased Assets or the USG Business after the Closing;

(b)           all Liabilities of each Seller that are incurred and arise after the Closing Date under the Assumed Lease and Assumed Contracts;

(c)           [Reserved];

(d)           [Reserved];

(e)           all Transfer Taxes and Property Taxes for which the Purchaser is responsible pursuant to Section 7.4(a) and (c), respectively; and

(f)            all Liabilities for which the Purchaser may become responsible pursuant to Section 5.6(c).

(g)           all Liabilities that may arise under WARN or similar applicable Law as a result of Purchasers’ conduct after the Closing.

Section 2.6            Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, neither the Purchaser nor any Affiliate of the foregoing shall assume, and shall not be deemed to have assumed, or be bound by any duties, responsibilities, obligations or liabilities, of any Seller or any of its Affiliates of any kind or nature, known, unknown, contingent or otherwise, whether direct or indirect, matured or unmatured, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including such duties, responsibilities, obligations or liabilities arising from or related to the following:

(a)           any Liability arising out of facts or circumstances in existence prior to the Closing Date and from or related to any breach, default under, failure to perform, torts related to the performance of, violations of law, infringements or indemnities under, guaranties pursuant to and overcharges, underpayments or penalties on the part of Sellers or any of their Affiliates under any Contract, agreement, arrangement or understanding to which any Seller or any of its Affiliates is a party that occurs prior to the Closing Date;

(b)           any Liability arising from or related to any claim, action, arbitration, audit, hearing, investigation, suit, litigation or other proceeding (whether civil, criminal, administrative, investigative or informal and whether pending or threatened or having any other status) against Seller or its Affiliates, or related to the Purchased Assets or the Assumed Liabilities, in each case, pending or threatened or to the extent related to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing Date;

(c)           any Liability arising from or related to the operation or condition of the Purchased Assets or the Assumed Liabilities prior to the Closing or facts, actions, omissions, circumstances or conditions existing, occurring or accruing with respect to the Purchased Assets or the Assumed Liabilities prior to the Closing;

(d)           any Liability arising from or related to the operation of any Excluded Business;

(e)           any Liability for or relating to (i) design or manufacturing defects (whenever discovered, whether prior to or after the Closing, so long as any such defect discovered after Closing resulted from a pre-Closing design of Sellers unmodified by Purchaser) and (ii) warranties, product liability, safety or other Liability, in the cases of clauses (i) and (ii), relating to any product sold by any Seller;

(f)            any Liability in respect of Indebtedness of any Seller or any other Liability related to, arising under or in connection with the 2016 Notes or the HB Notes;

(g)           except as otherwise provided under Section 5.6(c) of this Agreement, any Liability (i) with respect to Transferred Employees that arises or is incurred prior to the Closing Date, (ii) with respect to Service Providers or other service providers (including current and former directors, officers, employees, agents and independent contractors) who do not become Transferred Employees that arises or is incurred at any time, under any U.S.  Benefit Plan, Foreign Benefit Plan or any other employee program or arrangement at any time maintained, sponsored or contributed to by any of the A123 Entities or any predecessor or Affiliate thereof or any ERISA Affiliate, or with respect to which any of the A123 Entities or any predecessor or

Affiliate thereof or any ERISA Affiliate has any Liability, or under any employment, severance, retention, termination or other similar agreement or arrangement with any Service Provider or otherwise in respect of employees, collective bargaining agreements, pensions or OPEB or benefits or arising out of, relating to or with respect to the employment or performance of services for, or termination of employment or services for, any Seller or any Seller’s Affiliates, including in respect of wages, other remuneration, holiday or vacation pay, bonus, severance (statutory or otherwise), separation, termination or notice pay or benefits (including under COBRA), commissions, post-employment medical or life obligations, pension contributions, insurance premiums, Taxes, Liabilities or Actions for workers’ compensation, Actions under WARN (other than as provided in Section 2.5(g)), or any other form of accrued or contingent compensation (including vacation, sick days, personal days or other leave entitlements), irrespective of whether such Liabilities or Actions arise or are paid or made, as applicable, on, before or after Closing (other than Actions solely in respect of post-Closing service of Transferred Employees by the Purchaser or its Affiliates after the Closing);

(h)           any Liability attributable to, relating to or arising (i) under Environmental Laws, (ii) from any Contract or other arrangement for disposal or treatment of Hazardous Substances, or for the transportation of Hazardous Substances for disposal or treatment, (iii) with respect to environmental contamination or remediation, in each case arising from or related to facts, actions, omissions, circumstances or conditions existing, occurring or accruing prior to the Closing or (iv) for toxic torts arising as a result of or in connection with loss of life or injury to Persons (whether or not such loss or injury was made manifest on or after the Closing Date) or other harm caused or allegedly caused by exposure to Hazardous Materials present at, on, in, under, adjacent to, or migrating from, the Purchased Assets on or prior to the Closing;

(i)            any Excluded Taxes;

(j)            any Liability arising from state, provincial or bankruptcy law theories of recovery, including fraudulent transfer;

(k)           any Liability with respect to any Seller Broker Fee;

(l)            any Liability of Sellers under this Agreement and under any Ancillary Agreement;

(m)          any Liability to the extent relating to or arising, whether before, on or after the Closing, out of, or in connection with, any assets, properties and rights of Sellers or any of their Affiliates (other than the Purchased Assets), including the Excluded Assets and the Excluded Agreements; and

(n)           any Liability not expressly included among the Assumed Liabilities and specifically so assumed.

Section 2.7            Procedures for Assumption of Agreements; Delayed Transfer of Assets.

(a)           At the Closing, the Sellers shall assume and assign to the Purchaser the Assumed Contracts and the Assumed Lease, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to provision by the Purchaser of adequate assurance as may be required under Section 365 of the Bankruptcy Code.  Sellers shall be solely responsible for the payment, performance and discharge when due of the Liabilities under the Assumed Contracts and the Assumed Lease arising and coming due prior to the Closing Date that constitute Excluded Liabilities.

(b)           Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, transfer, assignment, conveyance or delivery or attempted sale, transfer, assignment, conveyance or delivery to the Purchaser of any asset that would be a Purchased Asset or an Assumed Liability or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any Consent from any Governmental Authority or any other third party (after giving effect to the Sale Order and the Bankruptcy Code) and such Consents shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, transfer, assignment, conveyance or delivery of such asset (and without reduction in the Purchase Price) unless there is a failure of one or more of the conditions set forth in Article VI, in which event the Closing shall proceed only if each failed condition is waived by the Party entitled to the benefit thereof.  In the event that any failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, the Purchaser and the Sellers shall use their respective reasonable best efforts, and cooperate with each other, to obtain promptly such Consent.  Pending such Consent, the Parties shall reasonably cooperate with each other to provide the Purchaser with all of the benefits of use of such asset free of any cost or expense.  Once Consent for the sale, transfer, assignment, conveyance or delivery of any such asset not sold, transferred, assigned, conveyed or delivered at the Closing is obtained, the Sellers shall promptly transfer, assign, convey and deliver such asset to the Purchaser at no additional cost or expense.  To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to the Purchaser following the Closing but in any event no later than the date that is ninety (90) days after the Closing pursuant to this Section 2.7(b), then, the Purchaser and the Sellers shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such Consent.  The Sellers shall hold in trust for, and pay to the Purchaser, promptly upon receipt thereof, all income, proceeds and other monies received by the Sellers derived from its use of any asset that would be a Purchased Asset in connection with the arrangements under this Section 2.7(b) and the Purchaser shall pay or reimburse Sellers for all costs and expenses incurred in connection with maintaining, and providing the Purchaser the benefits of use of such asset.

(c)           If, following the Closing, any Seller receives or becomes aware that it holds any asset, property or right which constitutes a Purchased Asset, then Sellers shall transfer such asset, property or right to the Purchaser as promptly as practicable for no additional consideration.

(d)           If, following the Closing, the Purchaser receives or becomes aware that it holds any asset, property or right which constitutes an Excluded Asset, then the Purchaser shall transfer such asset, property or right to the Sellers as promptly as practicable for no additional consideration and shall deliver to Sellers all income, proceeds and other monies received by the Purchaser pursuant to such asset, property or right.

Section 2.8            Additional and Eliminated Assumed Contracts.  Notwithstanding anything in this Agreement to the contrary, the Purchaser may, in its sole and absolute discretion, amend or revise Schedules 1.2(a) and 1.2(b) of the Purchaser Schedule setting forth the Assumed Contracts and the Assumed Lease, respectively, in order to add any Contract or Lease to such Purchaser Schedule up to ten (10) Business Days prior to the Closing Date (the “Designation Deadline”); provided, however, that (a) the Sellers may terminate or reject any Contract set forth on Schedule 2.8 to the Disclosure Letter at any time whether prior to or after the Designation Deadline (without a reduction in the Purchase Price); and (b) the Purchaser may not amend or revise Schedules 1.2(a) and 1.2(b) of the Purchaser Schedule after the end of the Auction to add any Contract or Lease to such Purchaser Schedule if Sellers shall have provided written notice to the Purchaser no later than the Hearing that Sellers shall have reached an agreement in principle with a Third Party to assign, transfer or sell such Contract or Lease to such Third Party.  Automatically upon the addition of any Contract to Schedule 1.2(a) of the Purchaser Schedule or Lease to Schedule 1.2(b) of the Purchaser Schedule, it shall be an Assumed Contract or Assumed Lease, as applicable, for all purposes of this Agreement.  Automatically upon the deletion of any Contract from Schedule 1.2(a) of the Purchaser Schedule or deletion of any Lease from Schedule 1.2(b) of the Purchaser Schedule (any such deleted Contract or Lease, an “Eliminated Agreement”), it shall be an Excluded Agreement for all purposes of this Agreement, and no Liabilities arising thereunder shall be assumed or borne by the Purchaser.  With respect to each Assumed Contract and Assumed Lease, the Purchaser shall provide adequate assurance of the future performance of such Assumed Contract or Assumed Lease by the Purchaser.  Notwithstanding anything to the contrary herein, Sellers shall not be obligated to assume and assign any Assumed Contract or Assumed Lease with respect to which the Purchaser fails to satisfy the Bankruptcy Court as to adequate assurance of future performance (collectively, if any, the “Non-Assured Contracts”) and the Purchaser’s obligation to close the Transactions shall not be conditioned upon the transfer and assignment to the Purchaser of any such Non-Assured Contracts.

Section 2.9            Purchase Price Deposit.

(a)           Prior to the execution of this Agreement, the Purchaser deposited into escrow an earnest money deposit (the “Purchase Price Deposit”) in the amount of $400,000 as security for the performance of the Purchaser’s obligations under this Agreement.  The Purchase Price Deposit, together with any interest thereon, shall be applied against the Purchase Price at Closing in accordance with the Deposit Escrow Agreement.  Except as set forth in Section 2.9(b), if this Agreement shall be terminated pursuant to Section 8.1, the Purchase Price Deposit, together with any interest earned thereon, shall be delivered to the Purchaser in accordance with the terms of the Deposit Escrow Agreement.

(b)           If this Agreement is terminated by Sellers pursuant to Section 8.1(d) or Section 8.1(j), then, notwithstanding anything in the Deposit Escrow Agreement to the contrary, $250,000 of such Purchase Price Deposit (the “Partial Purchase Price Deposit Amount”) shall be delivered to the Sellers, and the remainder of such Purchase Price Deposit shall be delivered to the Purchaser.

ARTICLE III

COURT APPROVAL

Section 3.1            The Hearing and the Sale Order.  The Sellers shall request that the Hearing be scheduled as soon as reasonably practicable after the Auction and the Hearing shall in no event be held later than five (5) Business Days after the conclusion of the Auction (or such other time as the Bankruptcy Court may schedule the Hearing).  At the Hearing, if the Purchaser is the successful bidder in the Auction, the Sellers shall immediately seek the entry of the Sale Order.  The Sale Order shall, among other matters, but subject to the terms of this Agreement:

(a)           approve this Agreement and the consummation of the Transactions upon the terms and subject to the conditions of this Agreement;

(b)           find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets to the Purchaser and shall vest the Purchaser with title to the Purchased Assets free and clear of all Encumbrances (except for Assumed Liabilities and Permitted Encumbrances);

(c)           find that the consideration provided by the Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Purchased Assets;

(d)           authorize the Sellers to assume and assign to the Purchaser each of the Assumed Contracts and the Assumed Lease, and find that, subject to the terms of the Sale Order, as of the Closing Date, the Assumed Contracts and the Assumed Lease will have been duly assigned to the Purchaser in accordance with Section 365 of the Bankruptcy Code;

(e)           find that the Purchaser is acquiring none of the Excluded Assets and assuming none of the Excluded Liabilities;

(f)            find that the Purchaser is a good-faith purchaser of the Purchased Assets pursuant to Section 363(m) of the Bankruptcy Code;

(g)           authorize and direct entry by Sellers into the Ancillary Agreements and performance by the Sellers and Debtors of the terms thereof;

(h)           find that neither the Purchaser nor any Affiliate of the Purchaser engaged in any conduct that would cause or permit this Agreement or the consummation of the Transactions to be avoided, or costs or damages to be imposed, under Section 363(n) of the Bankruptcy Code;

(i)            order that the Assumed Contracts and Assumed Lease will be transferred to, and remain in full force and effect for the benefit of Purchaser notwithstanding any provision in any such Contract or Lease or any requirement of applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer;

(j)            approve any other agreement to the extent provided by this Agreement;

(k)           find that the Sellers gave due and proper notice of the Transactions to each party entitled thereto;

(l)            find that the Purchaser has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Contracts and the Assumed Lease;

(m)          except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assumed Contract or the Assumed Lease from asserting against the Purchaser or any Affiliate of the Purchaser or any of the Purchased Assets:  (i) any default, Action, Liability or other cause of action existing as of the date of the Hearing whether asserted or not (except for any default, action, liability or other cause of action based on the Purchaser’s failure to pay the applicable Cure Amounts or otherwise comply with this Agreement or any Ancillary Agreement), and (ii) any objection to the assumption and assignment of such non-debtor party’s Assumed Contract or the Assumed Lease (except to the extent any such objection was sustained by the Order of the Bankruptcy Court);

(n)           find that, to the extent permitted by applicable Law, neither the Purchaser nor any Affiliate of the Purchaser is a successor to any Sellers or the bankruptcy estate by reason of any theory of law or equity, and neither the Purchaser nor any Affiliate of the Purchaser shall assume or in any way be responsible for any Liability of any Seller and/or the bankruptcy estate, except as otherwise expressly provided in this Agreement or any Ancillary Agreement;

(o)           provide that Sellers are authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement and the Ancillary Agreements;

(p)           be made expressly binding (based upon language satisfactory to the Purchaser) upon any trustee or other estate representative in the event of conversion of any of the Seller Chapter 11 Cases to chapter 7, or upon appointment of a chapter 11 trustee in any Seller Chapter 11 Case;

(q)           enjoin assertion of any Excluded Liabilities against the Purchaser or its Affiliates or any assignees, transferees or successors thereof or against any of the Purchased Assets; and

(r)            order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1            Representations and Warranties of the Sellers.  Except as disclosed in any document or report filed or furnished by A123 Systems with the United States Securities and

Exchange Commission (excluding any disclosures under the heading “Risk Factors” or in any section relating to forward-looking statements) or as set forth in the correspondingly numbered Schedules of the Disclosure Letter delivered as of the date hereof by the Sellers to the Purchaser (the “Disclosure Letter”) (it being understood that any matter disclosed in any Schedule of the Disclosure Letter will be deemed to be disclosed in any other Schedule of the Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other Schedule), the Sellers hereby, jointly and severally, represent and warrant to the Purchaser as of the date hereof and as of the Closing Date except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date), as follows:

(a)           Each Seller and each Foreign Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Each Seller and each Foreign Subsidiary has all requisite power and authority to own, lease, develop and operate the applicable Purchased Assets and to carry on its business as now being conducted (subject to the provisions of the Bankruptcy Code).

(b)           Each Seller has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions (subject, in the case of the obligation to consummate the Transactions, to the entry of the Sale Order).  Subject to the entry of the Sale Order, the execution, delivery and performance by each Seller of this Agreement or the Ancillary Agreements and the consummation of the Transaction have been duly and validly authorized by all requisite corporate or limited liability company action on the part of each Seller and no other corporate or limited liability company proceeding on the part of any Seller is necessary to authorize this Agreement or any Ancillary Agreement or to consummate the Transaction.  This Agreement and each Ancillary Agreement have been (or will be) duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by all parties hereto and thereto, other than the Sellers) constitute (or will constitute) legal, valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).

(c)           The execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements do not, and the consummation by each Seller of the Transaction, upon entry of the Sale Order, will not, (i) conflict with or result in the breach of any provision of the organizational documents of any A123 Entity, (ii) conflict with, violate or result in the breach by any A123 Entity of any applicable Law, (iii) require any A123 Entity to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order, (iv) conflict with, violate, result in the breach or termination of or the loss of a material benefit under, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, material payment or material acceleration) or materially adverse modification of any terms or rights under, any Assumed Contract, Assumed Lease or Permit, or (v) result in any Encumbrance (except for Permitted Encumbrances) on any of the Purchased Assets.

(d)           To the Knowledge of the Sellers, there is no outstanding action, suit, proceeding or investigation against any A123 Entity by a Governmental Authority arising under or otherwise relating to any Government Contract, Government Subcontract or Government Bid.  Neither any A123 Entity nor any of the operations of the USG Business, nor any representatives of any A123 Entity (solely with respect to issues arising out of or relating to its relationship with the USG Business), is, or has been, suspended or debarred from doing business with a Governmental Authority.  The Sellers are not in default with respect to any payment obligation to any third party which has been engaged by the Sellers as a subcontractor under any Government Contract or Government Subcontract.

(e)           Since January 1, 2012 through the date of this Agreement, there is not pending or, to the Knowledge of the Sellers, threatened, an Action against an A123 Entity that, individually or in the aggregate, would constitute a Material Adverse Effect.

(f)            All commodities, software and/or technologies conveyed as part of the Purchased Assets are controlled by the Department of Commerce under the Export Administration Regulations and are either classified “EAR99” or are subject to anti-terrorism controls only, except as specified in Schedule 4.1(f).  A123 Entities do not hold any export control, strategic goods or embargo license, agreement, permit, approval or other authorization issued by any U.S.  Governmental Authority or any foreign Governmental Authority.

(g)           Other than (i) the Purchaser, (ii) pursuant to any bids made by any Person in connection with the Auction, or (iii) prior to the Closing Date, no Person has any written or oral agreement or option, right of first refusal, right of first offer, right of first negotiation or similar right for the purchase, sale, use or other disposition of all or any of the Purchased Assets.

(h)           The Sellers have (x) a valid leasehold interest in the real property leased under the Assumed Lease and (y) valid title to, or a valid leasehold interest in, the material tangible personal property constituting Purchased Assets, free and clear of Encumbrances (except for Permitted Encumbrances).  The Sellers have, and, immediately prior to Closing, will have, and, upon delivery to the Purchaser on the Closing Date of the instruments of transfer contemplated by the required closing deliveries, and subject to the terms of the Sale Order, the Sellers will thereby transfer to the Purchaser, good title to, or, in the case of personal property leased by the Sellers, a valid leasehold interest in, all of the Purchased Assets material to the USG Business, free and clear of all Encumbrances, except for the Assumed Liabilities and for Permitted Encumbrances.  The Purchased Assets constitute all assets used or held primarily for use by Sellers and their Affiliates in, and necessary and sufficient for, the operation of the USG Business as operated as of the Petition Date.

(i)            Attached as Schedule 4.1(h) of the Disclosure Letter is a schedule of all permits, consents, licenses or similar authorizations of Governmental Authorities required for operation of the USG Business (the “Permits”).  Each Permit is in full force and effect, the A123 Entities are in compliance in all material respects with their terms and conditions, all required renewal applications have been timely filed, no notice has been received by a Governmental Authority to revoke any material Permit and no proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke or limit any Permit required for the operation of the USG Business.

(j)            From January 1, 2011, the A123 Entities have been in compliance with all applicable Laws except for such non-compliance that would not have a Material Adverse Effect.  As of the date hereof, except for the Seller Chapter 11 Cases and as set forth on Schedule 4.1(j) of the Disclosure Letter, there is no Action or Order pending, outstanding or, to Sellers’ Knowledge, threatened against any Seller that (i) seeks to restrain or prohibit or otherwise challenge the consummation, legality or validity of the Transactions or (ii) would reasonably be expected to have a Material Adverse Effect.

(k)           Except to the extent that an Assumed Contract is rejected, repudiated or terminated by the Sellers after the execution of this Agreement in accordance with the terms of this Agreement, each of the Assumed Contracts is in full force and effect and is valid and binding on the A123 Entity party thereto and, to the Knowledge of Sellers, each other party thereto.  The Sellers have made available to the Purchaser complete and accurate copies of each Assumed Contract, together with any and all amendments, supplements and modifications thereto.

(l)            Upon consummation of the Transaction, the Sellers shall have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction (a “Seller Broker Fee”), except for any Seller Broker Fee payable to Lazard Freres & Co. LLC or Alvarez & Marsal.  Neither the Purchaser nor any Affiliate of the Purchaser will have any Liability in connection with any Seller Broker Fee or any other brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction incurred by any A123 Entity.

(m)          Except as set forth on Schedule 4.1(m) or as would not, individually or in the aggregate, have a Material Adverse Effect:

(i)            the current operations of the USG Business at the Real Property comply with all applicable Environmental Laws, and Sellers have not received written notice alleging that the activities of the Business are in violation of any Environmental Laws; and

(ii)           neither any Seller nor the Foreign Subsidiaries have caused any Releases of any Hazardous Substances that requires reporting under applicable Environmental, Health and Safety Laws at, on or under any of the Real Property, and, to Sellers’ Knowledge, none of such properties has been used by any Person as a landfill or storage, treatment or disposal site for any type of Hazardous Substance or non-hazardous solid wastes as defined under the Resource Conservation and Recovery Act of 1976, as amended.

(n)           Schedule 4.1(n) sets forth a true and complete list of all U.S. and foreign (i) issued patents and pending applications for patents; (ii) registered trademarks and pending applications for trademarks; and (iii) registered copyrights and pending applications for copyrights, in each case consisting of Purchased IP and which are material to the USG Business as currently conducted (collectively, the “Material Registered Business Intellectual Property”)  Except as set forth on Schedule 4.1(n) and for Permitted Encumbrances and Encumbrances that will attach to the proceeds of this sale pursuant to Section 363 of the Bankruptcy Code and will no longer attach to the Purchased Assets from and after the Closing, Sellers and the Foreign Subsidiaries have all right, title and interest in and to the Material Registered Business Intellectual Property, free and clear of all Encumbrances.

(o)           Except as set forth on Schedule 4.1(o), to Sellers’ Knowledge, each item of Material Registered Business Intellectual Property is in full force and effect, and has not been abandoned, and all necessary registration, maintenance and renewal documentation and fees in connection with Material Registered Business Intellectual Property have been timely filed with the appropriate authorities and paid.

(p)           Except as set forth on Schedule 4.1(p), there are no claims, actions, suits or proceedings before any court, tribunal or other Governmental Authority with respect to the Material Registered Business Intellectual Property (other than proceedings related to usual and customary patent or trademark prosecutions, including with the United States Patent and Trademark Office or equivalent foreign or multi-national authority).

(q)           Except as disclosed on Schedule 4.1(q), and except as would not, individually or in the aggregate, have a Material Adverse Effect, to Sellers’ Knowledge, (i) the conduct of the USG Business by Sellers and the Foreign Subsidiaries as currently conducted does not infringe or otherwise violate any Person’s Intellectual Property Rights, and no claims with respect to such infringement or violation are pending or threatened in writing against Sellers or the Foreign Subsidiaries, and (ii) no Person is materially infringing or otherwise violating any Purchased IP, and no claims with respect to any such infringement or violation are pending or threatened in writing against any Person by Sellers or the Foreign Subsidiaries.

(r)            Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Seller and Foreign Subsidiary has timely filed all Tax Returns required to be filed through the date hereof (taking into account any applicable extensions); (ii) all such Tax Returns (taking into account all amendments thereto) are complete and accurate; and (iii) all Taxes shown as due on such Tax Returns (taking into account all amendments thereto) have been paid, other than Taxes being contested in good faith.

(s)            Except as would not reasonably be expected to have a Material Adverse Effect:  (i) no Tax deficiency has been proposed, asserted or assessed in writing by any Governmental Authority against any Seller or Foreign Subsidiary that remains unpaid; (ii) there are no ongoing or pending audits, examinations or other administrative or judicial proceedings with respect to any Taxes of any Seller or Foreign Subsidiary; and (iii) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Seller or Foreign Subsidiary.

(t)            There are no Encumbrances for Taxes on any of the Purchased Assets other than (i) Permitted Encumbrances or (ii) Encumbrances that will attach to the proceeds of this sale pursuant to Section 363 of the Bankruptcy Code and will no longer attach to the Purchased Assets from and after the Closing.

(u)           From January 1, 2012 through the day prior to the Petition Date, no Material Adverse Effect has occurred.  From June 30, 2012 through the Petition Date, except as set forth on Schedule 4.1(u), Sellers have not taken any action that would have required the consent of the Purchaser under Section 5.1 if taken after the date hereof.

(v)           Schedule 4.1(v) sets forth a complete list of each material U.S. Benefit Plan and Foreign Benefit Plan.

(w)          The Sellers have delivered or made available to the Purchaser a true, correct and complete copy of each writing constituting a part of each U.S.  Benefit Plan and Foreign Benefit Plan maintained for the benefit of a Specified Employee, including all plan documents, employment agreements, employee communications, summary plan descriptions, benefit schedules, trust agreements, and insurance contracts and other funding vehicles.

(x)           Except as would not reasonably be expected to have a Material Adverse Effect, each U.S. Benefit Plan has been maintained and operated in material compliance with ERISA, the Code and any other applicable law.

(y)           No U.S. Benefit Plan is subject to Title IV of ERISA.

(z)           Except as prohibited by applicable Law, the Sellers have made available to the Purchaser a list of all employees employed in the conduct of USG Business as of the date specified therein, including the following information for each such employee: (i) name and location; (ii) part-time or full-time status; (iii) title, job description and responsibilities; (iv) employment commencement date; (v) annual base salary or hourly wage; (vi) available bonus or other contingent compensation; (vii) accrued and unused vacation days; (viii) accrued  and unused sick days; (ix) if on leave, the status of such leave (including reason for leave and expected return date); and (x) whether such employee is employed under an employment contract or on an at-will basis.

(aa)         No A123 Entity has been, nor is any now, a party to any collective bargaining agreement, union recognition agreement or other labor contract or employs any member of a union.  There is not pending or existing, and to the Knowledge of the Sellers, there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving any A123 Entity.  To the Knowledge of the Sellers, there is no organizational activity or other labor dispute against any A123 Entity, and no application or petition for an election of or for certification of a collective bargaining agent is pending.  Each Seller has made all material payments due in respect of salaries, wages, commissions, bonuses, provident fund, pension, retirement benefits, gratuity, layoff, leave encashment, over time pay, medical and workmen’s compensation and any other compensation element forming part of the compensation package with respect to the Specified Employees or any comparable payments relevant under any particular applicable Law.  Neither the execution and delivery of this Agreement nor the consummation of the Transaction will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Specified Employee.

(bb)         All accounts receivable of the Sellers relating to the USG Business (a) are properly reflected on the their respective books and records in accordance with GAAP, (b) have arisen from bona fide transactions in the oordinary course of business and (c) are not subject to counterclaims, deduction, credit or offset.  No Person has any lien on any accounts receivable of the Sellers relating to the USG Business or any part thereof, and no agreement for deduction, free services or goods, discount or other deferred price or quantity adjustment has been made with respect to any such accounts receivable of the Sellers relating to the USG Business.

Section 4.2            Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing Date except insofar as such representations and warranties are made as of the date hereof or any other specified date (in which case as of such date) as follows:

(a)           The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease, develop and operate its properties and to carry on its business as now being conducted.

(b)           The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder and to consummate the Transactions (subject, in the case of the obligation to consummate the Transaction, to the entry of the Sale Order).  The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate proceeding on the part of the Purchaser is necessary to authorize this Agreement and to consummate the Transaction.  This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by all parties hereto and thereto other than the Purchaser) constitutes (or will constitute) legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject, in the case of the obligation to carry out the Transaction, to the entry of the Sale Order).

(c)           The execution, delivery and performance by the Purchaser of this Agreement does not, and the consummation by the Purchaser of the Transaction will not, (i) conflict with or result in the breach of any provision of the organizational documents of the Purchaser, (ii) conflict with, violate or result in the breach by the Purchaser of any applicable Law, (iii) require the Purchaser to make any filing with or give notice to, or obtain any Consent from, any Governmental Authority, other than the Sale Order or (iv) conflict with, violate, result in the breach or termination of or the loss of a benefit under, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) or adverse modification of any terms or rights under, any contract to which the Purchaser is party; other than, in the case of the foregoing subclause (ii), (iii) and (iv), any of the foregoing that would not reasonably be expected to, individually or in the aggregate, materially impair the Purchaser’s ability to consummate the Transaction.

(d)           No Purchaser has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Transaction that would be payable by any A123 Entity, except to the extent the Reimbursable Expenses become payable hereunder.

(e)           The Purchaser acknowledges and affirms that it has completed its own independent investigation, analysis and evaluation of the Purchased Assets, that it has made all such reviews and inspections of the Purchased Assets as it deems necessary and appropriate, and that in making its decision to enter into this Agreement and consummate the Transaction, it has relied on its own investigation, analysis, and evaluation with respect to all matters without reliance upon any express or implied representations or warranties except as expressly set forth in this Agreement.

(f)            The Purchaser will have, at the Hearing and at the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including payment of the Purchase Price.  The Purchaser has not incurred any obligation, commitment, restriction or liability of any kind that would materially impair the Purchaser’s ability to satisfy its payment and funding obligations under this Agreement.

ARTICLE V

COVENANTS

Section 5.1            Interim Covenants of the Sellers.  Prior to the Closing, unless otherwise required by, arising out of, relating to or resulting from the Seller Chapter 11 Cases or as otherwise approved by the Bankruptcy Court, (a) Sellers shall, (i) consistent with past practice, use commercially reasonable efforts to preserve intact the Purchased Assets and each Seller’s relationships with employees and other Persons having any dealings in respect of the Purchased Assets and (ii) perform in all material respects all of its postpetition obligations under the Contracts that have been identified as Assumed Contracts or Assumed Lease as of the Designation Deadline, as and when such obligations become due, and (b) Sellers shall not, without the prior consent of the Purchaser, (i) sell, surrender, relinquish or otherwise dispose of any portion of the Purchased Assets, except in the ordinary course of the USG Business (ii) grant to any Specified Employee any increase in compensation, commission or bonus, except in the ordinary course of the USG Business or (iii) fail to make any filing, pay any fee, or take any other action consistent with past practice of the Sellers (including, after consultation with the Purchaser, responding to assertions of invalidity by Third Parties of which the Sellers become aware) as necessary to maintain the ownership, validity and enforceability of any Purchased Asset in all material respects; provided that if any Seller fails to make any such filings, pay such fee, or take such other action consistent with past practice of the Sellers as described above, then such Seller will, upon becoming aware of any such failure, make all reasonable efforts to correct any adverse effects of such failure.

Section 5.2            Access to Information/Confidentiality/Preservation of Books and Records.

(a)           From the date hereof until the earlier of (i) termination of this Agreement and (ii) the Closing, the Purchaser shall be entitled, through its Representatives (including its legal advisors and accountants), to make such reasonable investigation of the A123 Entities, the Purchased Assets and the Assumed Liabilities and such examination of the Books and Records as they reasonably request (consistent with there being no further due diligence conditions to the Purchaser’s obligations to consummate the Transactions) and to make extracts and copies of such Books and Records.  Subject to the following sentence, (A) the Sellers shall cause their

Representatives to cooperate with the Purchaser and its Representatives in connection with such investigation and examination and (B) the Sellers shall make reasonably available to the Purchaser the Sellers’ accounting personnel (to the extent then employed by Sellers) and make the Sellers’ outside accountants reasonably available to the Purchaser, at the Purchaser’s expense, in connection with the Purchaser’s preparation of financial statements that the Purchaser will be required to file after the Closing Date under applicable Law (including financial statements for the year ended December 31, 2012).  Without limiting the foregoing, Sellers shall promptly provide the Purchaser with such written information, correspondence, documentation and materials relating to the Purchased Assets or the Assumed Liabilities that is in the possession or control of any Seller as reasonably requested by the Purchaser.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice in a manner that minimizes disruption to the business, operations and activities of the Sellers and the Foreign Subsidiaries; provided that such investigations and examinations conducted by the Purchaser or its Representatives shall be deemed to update, modify and qualify all representations and warranties of Sellers contained in this Agreement or any Ancillary Agreement.  In connection with the Purchaser’s access to the Books and Records, the Purchaser shall be accompanied at all times by a Representative of the Sellers unless the Sellers otherwise agree, shall not materially interfere with the use and operation of the offices and other facilities of the Sellers and the Foreign Subsidiaries, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  Any confidential information provided to the Purchaser shall be deemed “Evaluation Material” under the Confidentiality Agreement and shall be subject to the terms thereof.  Notwithstanding anything herein to the contrary, no access to, or examination of, any information or other investigation by the Purchaser shall be permitted to the extent that (x) it includes trade secrets or other proprietary information, (y) it is protected by attorney-client, work-product, or similar privilege or doctrine or (z) the disclosure of which is prohibited pursuant to applicable Law.

(b)                                 From and after the Closing until the seventh anniversary of the Closing Date, the Purchaser agrees to provide the Sellers and their successors (including any reorganized Sellers pursuant to a confirmed plan of reorganization, any trusts, liquidating trustees, litigation trustees, plan administrators or other representatives of Sellers’ estates) and their respective Representatives with reasonable access to Books and Records (and allow the Sellers to make extracts and copies of such Books and Records during such access) in connection with the Seller Chapter 11 Cases or any other proceeding or action relating thereto at the Sellers’ sole cost and expense.  Any such access shall be during regular business hours upon reasonable advance notice and in a manner that minimizes disruption to the business, operations and activities of the Purchaser.  In connection with the Sellers’ access to the Books and Records, the Sellers shall be accompanied at all times by a Representative of the Purchaser unless the Purchaser otherwise agrees, shall not materially interfere with the use and operation of the offices and other facilities of the Purchaser, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities.  (1) No access to, or examination of, any information or other investigation by the Sellers shall be permitted to the extent that (i) it includes trade secrets or other proprietary information, (ii) it is protected by attorney-client, work-product, or similar privilege or doctrine, (iii) the disclosure of which is prohibited pursuant to applicable Law or (iv) it includes disclosure of information other than Books and Records as they existed on the Closing Date, and (2) the Purchaser will not be required to preserve or otherwise retain any Books and Records beyond the time period specified in this Section 5.2(b).  Nothing in this

Section 5.2(b) shall require the Purchaser or any other Person to provide any testimony or evidence.

Section 5.3                                    Disclaimer of Warranties.

(a)                                 THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 4.1 ABOVE, NO SELLER OR ANY OTHER PERSON HAS MADE OR MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PURCHASED ASSETS OR ASSUMED LIABILITIES INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, THE PHYSICAL CONDITION OF ANY REAL OR PERSONAL PROPERTY COMPRISING A PART OF THE PURCHASED ASSETS OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR OTHER CONTRACT TO BE ASSUMED BY THE PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY THE PURCHASER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PURCHASED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE REAL OR PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS OR ANY PORTION THEREOF.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLERS HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PURCHASED ASSETS.  THE PURCHASER FURTHER ACKNOWLEDGES THAT THE PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PHYSICAL CONDITION OF THE PURCHASED ASSETS AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS AS THE PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION OF THE PURCHASED ASSETS, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4.1, THE PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS.  ACCORDINGLY, THE PURCHASER WILL ACCEPT THE PURCHASED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”  FURTHERMORE THE PURCHASER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE ASSIGNMENT AND ASSUMPTION OF THE ASSUMED CONTRACTS AND PERMITS WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT NOTWITHSTANDING ANY AND ALL OUTSTANDING DEFAULTS AND OTHER CLAIMS FOR FAILURES TO COMPLY WITH THE PROVISIONS OF SUCH CONTRACTS, CERTAIN OF WHICH DEFAULTS OR CLAIMS MAY NOT BE SUBJECT TO CURE OR WAIVER.

(b)                                 IN CONNECTION WITH INVESTIGATION BY THE PURCHASER, THE PURCHASER HAS RECEIVED OR MAY RECEIVE FROM SELLERS CERTAIN PROJECTIONS, FORWARD-LOOKING STATEMENTS AND OTHER FORECASTS AND CERTAIN BUSINESS PLAN INFORMATION.  THE PURCHASER ACKNOWLEDGES THAT THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS, THAT THE PURCHASER IS FAMILIAR WITH SUCH UNCERTAINTIES, THAT THE PURCHASER IS TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS SO FURNISHED TO THEM (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS OR PLANS), AND THAT THE PURCHASER SHALL HAVE NO CLAIM AGAINST ANYONE WITH RESPECT THERETO.  ACCORDINGLY, THE PURCHASER ACKNOWLEDGES THAT SELLERS MAKE NO REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS, FORECASTS OR PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS, FORECASTS OR PLANS).

Section 5.4                                    Required Approvals.

(a)                                 Prior to the Closing, upon the terms and subject to the conditions of this Agreement, and except as contemplated by this Agreement, the Sale Procedures Order or the Sale Order, the Parties shall take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate the Closing and the Transactions as promptly as reasonably practicable, including the preparation and filing of all forms, registrations and notices required pursuant to applicable Law to be filed to consummate the Closing and the Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, Consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any third party or Governmental Authority.  In furtherance of the foregoing, the Parties agree that as promptly as reasonably practicable following the execution of this Agreement, the Parties shall make all premerger notification filings required under the pre-merger notification rules in any jurisdiction in which the parties agree applicable Law requires a premerger notification filing (which filing shall be made promptly following such determination).  Subject to applicable Law, each such Party shall promptly inform the other Parties hereto of any oral communication with, and provide copies of written communication with, any Governmental Authority regarding any such filings.  No Party shall independently participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any antitrust law.  The Purchaser shall be responsible for and shall pay all fees in respect of any required premerger notification filings.

(b)                                 The Parties shall use their best efforts to take all reasonable steps (including committing to the divestiture of any assets or business of the Purchaser (or any Affiliate of the Purchaser) or any Purchased Assets or agreeing to limitations on the conduct of its business) as may be necessary to obtain an approval from, resolve any objection or assertion by any Governmental Authority or to resolve an action or proceeding by, any Governmental Authority, whether by judicial or administrative action, challenging this Agreement or the consummation of the Transactions or the performance of obligations hereunder under any antitrust law.

Section 5.5                                    Publicity.  Except as required by applicable Law (including any Order by the Bankruptcy Court) or filings by the Sellers with, or in any proceeding before, the Bankruptcy Court, neither Party shall, to the extent reasonably practicable, issue any press release, provide any notice to customers or suppliers, or make any public announcement concerning this Agreement or the Transactions without the other Party’s consent, not to be unreasonably withheld delayed or conditioned; provided that the Sellers may issue any such press release or make any such public announcement in connection with the Auction after having provided the Purchaser at least one (1) Business Day to review and comment on such release or announcement (which comments shall be reasonably considered by the Sellers).  Nothing in this Section 5.5 shall prohibit any Party from making any public statement without prior consultation of the other Party as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.6                                    Certain Matters Relating to Specified Employees.

(a)                                 The employees of Sellers and their Affiliates set forth on Schedule 5.6 are referred to collectively herein as the “Specified Employees” and are each individually referred to herein as a “Specified Employee.”  No later than ten (10) days after the date hereof, the Purchaser (x) intends to offer employment to each Specified Employee with respect to whom an asterisk appears next to his or her name on Schedule 5.6 (each, a “Designated Specified Employee,” collectively, the “Designated Specified Employees”) and (y) shall offer employment to each Specified Employee who is not also a Designated Special Employee, in each case, effective as of the Closing Date, each such offer to be made in a manner that does not give rise to severance under the severance plan, program, agreement or arrangement maintained for such Specified Employee by Sellers and shall include (i) employment principally located in the same general vicinity as the Specified Employee’s principal work location as of immediately prior to the Closing Date and, in any event, in a location that does not increase such Specified Employee’s one way commute as of immediately prior to the Closing Date by more than thirty (30) miles, (ii) comparable duties and responsibilities to such Specified Employee’s responsibilities with the Sellers as of immediately prior to the Closing Date, and (iii) provide for total annual cash compensation (including base salaries and target bonus opportunities) equal to or greater than the amounts provided by Sellers to such Specified Employee as of immediately prior to the Closing Date.  Each such Specified Employee who accepts an offer of employment from the Purchaser and commences employment with the Purchaser is referred to herein as a “Transferred Employee.”

(b)                                 Notwithstanding Section 5.6(a), nothing herein expressed or implied shall confer upon any of the employees of any Seller or any Transferred Employees any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

(c)                                  Notwithstanding anything to the contrary in this Agreement, starting on the Closing Date, the Purchaser shall, for a period ending on the 24-month anniversary of the Closing Date, maintain a severance pay practice for the benefit of each Transferred Employee that is no less favorable than the severance pay practice provided by Sellers and their Affiliates in respect of such Transferred Employee as of immediately prior to the Closing Date.  The Purchaser shall assume and shall indemnify Sellers and their Affiliates against all liabilities and obligations to provide any payments, including, without limitation, severance and payment-in-lieu of notice, or benefits to (i) any Specified Employee who does not become a Transferred Employee and (ii) any Transferred Employee whose employment is terminated by the Purchaser following the Closing Date.

(d)                                 Except as provided in Section 5.6(c), neither the Purchaser, nor any Affiliate of the Purchaser shall have any Liability whatsoever for (i) any compensation or other obligations owing or purported to be owing to any Service Provider by any Seller, or (ii) any Action under WARN by any past or present Service Provider (whether or not a Transferred Employee) in connection with termination of employment with or services to any Seller and its Affiliates (or any other “employment loss” or similar action identified in WARN), including any plant closing or mass layoff.  As soon as reasonably practicable following the Purchaser’s request, Sellers shall reasonably provide the Purchaser with such information as is reasonably necessary to determine whether any actions taken by Sellers or their applicable Affiliates prior to, on or after the Closing Date will, if aggregated with actions that may be taken by the Purchaser or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice (whether under WARN or otherwise) to any individuals.  To the extent reasonably requested by the Purchaser between the date hereof and the Closing, Sellers will promptly deliver notices complying with WARN to Service Providers with respect to whom such a request is made.

(e)                                  Effective upon the Closing Date, each of the Sellers hereby waives, for the benefit of the Purchaser and its Affiliates, any and all restrictions, if any, in any U.S. Benefit Plan, Foreign Benefit Plan or Contract relating to (i) non-competition with any A123 Entity, or (ii) maintenance of confidentiality of any information for the benefit of any A123 Entity, in each case, with or covering any Transferred Employee.

(f)                                   To the extent that service is relevant for purposes of eligibility, vesting or benefit accrual (other than with respect to any defined benefit plan, program or arrangement) under any employee benefit or fringe benefit plan, program or arrangement established or maintained by the Purchaser or its Affiliates after the Closing in which Transferred Employees participate (a “Purchaser Benefit Plan”), such Purchaser Benefit Plan shall credit each Transferred Employee for service on or prior to the Closing Date with the A123 Entities and their Affiliates to the same extent credited for such purposes under the comparable U.S. Benefit Plan or Foreign Benefit Plan immediately prior to the Closing; provided that the foregoing shall not apply (i) for purposes of any Purchaser Benefit Plan under which similarly situated employees of the Purchaser and its Affiliates do not receive credit for prior service, (ii) for purposes of any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation, or (iii) to the extent that its application would result in a duplication of benefits with respect to the same period of service.  Following the Closing, the Purchaser shall cause each Purchaser Benefit Plan which is an “employee welfare plan” (as defined in Section 3(1) of ERISA) in which Transferred Employees participate (i) to reduce each such eligible Transferred Employee’s (and his or her eligible dependents’) annual deductible limits under such plan for the plan year in which the Closing occurs to the extent deductible expenses were incurred and recognized for comparable purposes under the comparable U.S. Benefit Plan or Foreign Benefit Plan immediately prior to the Closing and (ii) to the extent waived under the comparable U.S. Benefit Plan or Foreign Benefit Plan in which Transferred Employees participate immediately prior to the Closing, to waive any pre-existing condition limitations or exclusions that do not apply to such Transferred Employees immediately prior to the Closing.

(g)                                  Subject to applicable Laws, the Sellers shall cooperate with the Purchaser and shall permit the Purchaser a reasonable period during normal business hours prior to the Closing Date, (i) to meet with Service Providers at such times as the Purchaser shall reasonably request, (ii) to speak with such Service Providers’ managers and supervisors (in each case with appropriate authorizations and releases from such Service Providers), (iii) to distribute to Specified Employees such forms and other documents relating to employment by the Purchaser after the Closing, and (iv) subject to any restrictions imposed under applicable Law, to permit the Purchaser, upon request, to review personnel files and other relevant employment information regarding such Service Providers.

(h)                                 Following the Closing, the Sellers and the Purchaser shall cooperate reasonably with each other to provide an orderly administrative transition to the Purchaser of the Transferred Employees, including the provision by the Sellers to the Purchaser of copies of all reasonably necessary or appropriate documents, records, materials, accounting files and Tax information with respect to each Transferred Employee.

(i)                                     Nothing in this Section 5.6 shall (i) be treated or construed as an amendment of, or undertaking to amend, any benefit plan or (ii) be construed to prohibit the Purchaser or any of its Affiliates from amending or terminating any benefit plan.  The provisions of this Section 5.6 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.6, express or implied, shall confer upon any Service Provider, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary of such employee or other Person under a U.S. Benefit Plan, Foreign Benefit Plan or Purchaser Benefit Plan that such Service Provider or beneficiary or other Person would not otherwise have under the terms of such plan.

Section 5.7                                    Non-Solicitation.  From the date hereof until the fifth (5th) anniversary of the Closing Date, the Purchaser and its Affiliates shall not offer employment to or hire any Excluded Personnel.

Section 5.8                                    Sales Process.  The Purchaser acknowledges that Sellers and their Representatives and Affiliates are and may continue to solicit inquiries, proposals or offers for all or a portion of the Purchased Assets, pursuant to the terms of the Sales Procedures Order prior to and at the Auction.  Prior to and at the Auction, the Purchaser and any other Person that participates in the Auction may make offers that improve upon their respective prior offers to Sellers (including this Agreement).  If following the Hearing the Purchaser is not the Successful Bidder in the Auction, the Purchaser hereby commits to stand ready to consummate the Transactions set forth in this Agreement as may be amended by any Subsequent Bid submitted by the Purchaser in the Auction, and the Parties shall close the Transactions in accordance with the terms and conditions of this Agreement, as amended by any Subsequent Bid submitted by the Purchaser in the Auction, through and including the date that is the earlier of (i) twenty (20) days after entry of the Sale Order or (ii) the first Business Day following the consummation of the sale of the Purchased Assets to the Successful Bidder, after which date the Purchaser shall no longer be required to consummate such Transactions.

Section 5.9                                    Business Partners.  Following the Hearing, Sellers shall, upon the reasonable request thereof by the Purchaser, seek and use their respective commercially reasonable efforts to arrange meetings and telephone conferences with material suppliers, customers, licensors, licensees or other business partners of Sellers as may be reasonably requested by the Purchaser and necessary and appropriate for the Purchaser to coordinate transition of such Persons following the Closing.  Prior to the Auction, the Purchaser shall not be permitted to contact any customers, suppliers, licensors, licensees or other business partners of Sellers about the Seller Chapter 11 Cases without Sellers’ prior consent (such consent not to be unreasonably withheld, delayed or conditioned), other than as part of the Chapter 11 proceedings.

Section 5.10                             Novation.  From and after the date hereof, the Parties shall take all commercially reasonable steps necessary as requested by any Governmental Authority to pursue final novation of the Assumed Contracts.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1                                    Conditions for the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the satisfaction or waiver in writing by the Purchaser, at or before the Closing, of each of the following conditions:

(a)                                 All of the covenants and agreements in this Agreement to be complied with or performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects;

(b)                                 The representations and warranties of the Sellers (1) set forth in Sections 4.1(a) (organization), 4.1(b) (authority), and 4.1(l) (brokers) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct in all respects as of such specified date), and (2) set forth in Section 4.1, other than those described in the immediately preceding clause (1), shall be true and correct except as would not individually or in the aggregate constitute, or be reasonably likely to result in, a Material Adverse Effect (without giving effect to any limitation as to materiality set forth therein) as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct except as would not individually or in the aggregate constitute, or be reasonably likely to result in, a Material Adverse Effect (without giving effect to any limitation as to materiality set forth therein) as of such specified date);

(c)                                  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions and which is not satisfied or resolved or preempted by the Sale Order;

(d)                                 After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed as of the Closing Date, stayed pending appeal or vacated, and (iii) shall not be amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court authorizing the matters referred to in Section 3.1;

(e)                                  All requisite clearances or approvals (or applicable waiting periods) under any antitrust or other applicable Laws for the Transactions shall have been obtained or, in the case of any applicable waiting period, expired;

(f)                                   The Sellers shall have transferred, assigned and conveyed to the Purchaser the Purchased Assets, including the Purchased IP, and the Assumed Contracts (other than a Contract not set forth on Schedule 6.1(f), the assignment of which requires consent of the counterparty pursuant to Section 365(c)(1) of the Bankruptcy Code, which consent has not been obtained as of the Closing and such lack of consent is the sole reason for the failure of this condition to be satisfied), and the Assumed Lease, in each case pursuant to Section 365 of the Bankruptcy Code and the Sale Order, subject to the Purchaser’s provision of adequate assurance as may be required under Section 365 of the Bankruptcy Code;

(g)                                  The Purchaser shall have entered into (i) the IP License Agreement, (ii) the Transition Services Agreement, (iii) the Shared Assets Transition Services Agreement, and (iv) the Supply Agreement, each in form and substance satisfactory to the Purchaser in its sole discretion;

(h)                                 The Purchaser shall have entered into an agreement with the Excluded Assets Purchaser pursuant to which the Excluded Assets Purchaser shall agree not to offer employment to or hire any of the Transferred Employees for a minimum period of three (3) years;

(i)                                     The transactions contemplated by the Excluded Assets Purchase Agreement shall have been consummated; and

(j)                                    The deliveries described in Section 7.2 shall have been made and the contents of all Closing Documents shall have been agreed and the Ancillary Agreements shall be in final form and memorialized in long-form definitive documentation.

Section 6.2                                    Conditions for the Sellers.  The obligation of the Sellers to consummate the Closing is subject to the satisfaction or waiver in writing by the Sellers, at or before the Closing, of each of the following conditions:

(a)                                 All of the covenants and agreements in this Agreement to be complied with or performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all material respects;

(b)                                 The representations and warranties of the Purchaser (1) set forth in Sections 4.2(a) (organization), (b) (authority) and (f) (resources) hereof shall be true and correct in all respects as of the Closing Date and (2) set forth in Section 4.2, other than those described in the immediately preceding clause (1), shall be true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein), in each case as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for any representation or warranty made as of a specified date, which shall be true and correct in all material respects (without giving effect to any limitation as to materiality set forth therein) as of such specified date);

(c)                                  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law (including any Order) which is in effect and has the effect of making the Transactions illegal or otherwise restraining or prohibiting consummation of the Transactions and which is not satisfied or resolved or preempted by the Sale Order;

(d)                                 After notice and a hearing as defined in Section 102(1) of the Bankruptcy Code, the Bankruptcy Court shall have entered the Sale Order, and such Sale Order (i) shall have become final and non-appealable, (ii) shall not have been stayed, stayed pending appeal or vacated, and (iii) shall not have been amended, supplemented or otherwise modified in a manner that results in such Sale Order no longer being an order of the Bankruptcy Court, in form and substance reasonably satisfactory to the Sellers, authorizing the matters referred to in Section 3.1;

(e)                                  All requisite clearances or approvals (or applicable waiting periods) under any antitrust or other applicable Laws for the Transactions shall have been obtained or, in the case of applicable waiting period, expired;

(f)                                   The transactions contemplated by the Excluded Assets Purchase Agreement shall have been consummated; and

(g)                                  The deliveries described in Section 7.3 shall have been made.

ARTICLE VII

CLOSING

Section 7.1                                    Closing Arrangements.  The consummation of the Transactions (the “Closing”) shall take place at 10:00 a.m. on the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than any conditions that can only be satisfied as of the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), at the offices of Latham & Watkins LLP, 1000 Winter Street, Suite 3700, Waltham, Massachusetts 02451, or at such other time or place as may be mutually agreed to by the Parties.

Section 7.2                                    Sellers’ Deliveries.  On or before the Closing Date, the Sellers shall deliver or cause to be delivered the following items and documents to the Purchaser, with each such document to be effective as of the Closing:

(a)                                 a certificate executed on behalf of the Sellers representing and certifying that the conditions set forth in Section 6.1(a) and Section 6.1(b) have been fulfilled;

(b)                                 the Ancillary Agreements, each duly executed by the applicable Seller or Excluded Assets Purchaser, as applicable;

(c)                                  the Bill of Sale, duly executed by the Sellers;

(d)                                 the Trademark and Patent Assignment, duly executed by the applicable Seller;

(e)                                  the Assignment and Assumption Agreement, duly executed by the Sellers;

(f)                                   [Reserved];

(g)                                  a certificate of non-foreign status from each Seller who is transferring Purchased Assets that are “United States real property interests” within the meaning of Section 897(c)(1) of the Code, substantially in the form of the sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv), duly executed by the respective Seller (or if such Seller is a “disregarded entity” for U.S. federal income tax purposes, by the Person that is treated as the owner of such Seller for U.S. federal income tax purposes);

(h)                                 one (1) certified copy of the Sale Order entered by the Bankruptcy Court;

(i)                                     [Reserved]; and

(j)                                    such other documents and instruments that the Purchaser may reasonably request.

Section 7.3                                    Purchaser’s Deliveries.  On or before the Closing Date, the Purchaser shall deliver or cause to be delivered to Sellers (i) an amount of cash equal to the cash portion of the

Purchase Price (less the Purchase Price Deposit pursuant to Section 2.9(a)), and (ii) the following items and documents, with each such item and document to be effective as of the Closing:

(a)                                 a certificate executed on behalf of the Purchaser representing and certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been fulfilled;

(b)                                 the Assignment and Assumption Agreement, duly executed by the Purchaser;

(c)                                  the Ancillary Agreements, duly executed by the Purchaser;

(d)                                 the Trademark and Patent Assignment, duly executed by the Purchaser; and

(e)                                  the Bill of Sale, duly executed by the Purchaser.

Section 7.4                                    Certain Tax Matters.

(a)                                 Transfer Taxes.  Solely to the extent not exempt in accordance with Section 1146 of the Bankruptcy Code, the Purchaser shall pay and shall be responsible for all Transfer Taxes (and related costs, fees and expenses) imposed on or payable in connection with the transactions contemplated by this Agreement.  The Party responsible under applicable Law for filing a Tax Return relating to such Transfer Taxes shall prepare and file such Tax Return and promptly provide a copy of such Tax Return to A123 Systems or the Purchaser, as applicable.  If any Seller remits to the appropriate Governmental Authority payment for Transfer Taxes which are subject to this Section 7.4(a) in connection with filing any such Tax Returns on behalf of and at the request of the Purchaser, the Purchaser shall promptly reimburse such Seller for such Transfer Taxes upon written notice from such Seller.  The Sellers and the Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

(b)                                 Purchase Price Allocation.  No later than 90 days following the Closing Date, the Purchaser shall provide the Sellers with a proposed allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets.  If the Sellers do not deliver a written notice disagreeing with the Purchaser’s proposed allocation within 30 days following the Sellers’ receipt thereof, the proposed allocation shall be final.  If the Sellers deliver a written notice disagreeing with the Purchaser’s proposed allocation within 30 days following the Sellers’ receipt thereof, the Parties shall use commercially reasonable efforts to resolve such dispute within 30 days following the date of the dispute notice.  If the Sellers and the Purchaser are unable to resolve such dispute within such 30-day period, they shall refer such dispute to an independent accounting firm or appraisal firm jointly selected by the Parties, whose determination shall be final and binding on the Sellers and the Purchaser for all purposes of this Agreement.  The final allocation of the Purchase Price and the Assumed Liabilities among the Purchased Assets, determined in accordance with this Section 7.4(b), shall be set forth on a written schedule (the “Allocation Schedule”).  The expenses, fees and costs of the independent accounting firm or appraisal firm shall be shared equally between the Sellers, on the one hand, and the Purchaser, on the other hand.  The Sellers and the Purchaser agree to prepare and file any

Tax Returns required to be filed with any taxing authority (including Internal Revenue Service Form 8594 and any comparable form under state, local, or foreign law) in accordance with the Allocation Schedule.  The Purchaser and Sellers shall not take any position contrary thereto or inconsistent therewith in any audits or examinations by any Governmental Authority or any other proceeding; provided, however, that nothing contained herein shall prevent the Purchaser or Sellers from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation Schedule and neither the Purchaser nor Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation Schedule.

(c)                                  Property Taxes.  The Sellers shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset allocable to any taxable period or portion thereof ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) (without regard to when such Taxes are assessed or payable).  The Purchaser shall be responsible for any Property Taxes (including any special or supplemental assessments) with respect to any Purchased Asset allocable to any taxable period or portion thereof ending after the Closing Date (the “Post-Closing Tax Period”) (without regard to when such Taxes are assessed or payable).  If, following the Closing, one Party remits to the appropriate Governmental Authority payment for Property Taxes which are subject to this Section 7.4(c) and such payment includes the other Party’s share of such Property Taxes, such other Party shall promptly reimburse the remitting Party for its share of such Property Taxes upon written notice from such paying Party; provided that the Purchaser shall not be required to make any payment with respect to prepaid Property Taxes described in Section 2.1(a)(viii).  Any refund of Property Taxes which are subject to this Section 7.4(c) shall be allocated between the Sellers and the Purchaser in a manner consistent with this Section 7.4(c).  Property Taxes for any taxable period that commences prior to and includes (but does not end on) the Closing Date (a “Straddle Period”) shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period.

(d)                                 Cooperation.  The Purchaser and the Sellers shall furnish or cause to be furnished to each other, as promptly as reasonably practicable, such information in their possession and assistance relating to the USG Business, the Purchased Assets, the Transferred Employees and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, or in connection with any Tax audit or other Tax proceeding.

ARTICLE VIII

TERMINATION OF AGREEMENT

Section 8.1                                    Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of the Sellers and the Purchaser;

(b)                                 by either Sellers or the Purchaser, if the Closing has not occurred on or prior to the Outside Date; provided that if all conditions to Closing, other than the conditions set forth in Section 6.1(e) or Section 6.2(e), shall have been satisfied or are capable of being satisfied at such time, the Outside Date may be extended upon written notice by A123 Systems or the Purchaser, but such extension shall not exceed March 31, 2013 (and the latest date thereafter shall be deemed the “Outside Date”); provided, further, that the failure of the Closing to occur on or prior to the Outside Date is not a result of or caused by the terminating Party’s material breach of this Agreement as determined by the Bankruptcy Court;

(c)                                  by the Purchaser, in the event of any inaccuracy in any of the Sellers’ representations or warranties contained in this Agreement or any breach of any of the Sellers’ covenants or agreements contained in this Agreement, which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.1(a) or Section 6.1(b), and (ii) is either incapable of being cured or, if capable of being cured, not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided that the Purchaser shall not have the right to terminate this Agreement under this Section 8.1(c) at a time when the Sellers have (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(d) or Section 8.1(j);

(d)                                 by the Sellers, in the event of any inaccuracy in any of the Purchaser’s representations or warranties contained in this Agreement or any breach of any of the Purchaser’s covenants or agreements contained in this Agreement, which, individually or in the aggregate with all other such inaccuracies and breaches, (i) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b), and (ii) is either incapable of being cured or, if capable of being cured, is not cured in all material respects within the earlier of (x) thirty (30) calendar days after written notice thereof and (y) the Outside Date; provided that the Sellers shall not have the right to terminate this Agreement under this Section 8.1(d) at a time when the Purchaser has (or would have after the passage of time) the right to terminate this Agreement under Section 8.1(c);

(e)                                  by the Purchaser, if the Purchaser is the Successful Bidder and the Hearing has not been commenced on or prior to the later of the fifth Business Day after completion of the Auction and the date specified in the Sale Procedures Order; provided that the failure of the Hearing to commence on or prior to such time is not the result of or caused by the Purchaser’s material breach of this Agreement; and provided further that the right of termination specified in this Section 8.1(e) shall be deemed irrevocably waived unless the Purchaser shall exercise such right of termination within one Business Day after the Purchaser first become entitled to terminate the Agreement pursuant to this Section 8.1(e);

(f)                                   by the Purchaser, if the Seller Chapter 11 Cases are converted to a liquidation proceeding under Chapter 7 of the Bankruptcy Code;

(g)                                  by either the Sellers or the Purchaser, if the Bankruptcy Court shall have stated unconditionally that it will not enter the Sale Order, provided that such statement of the Bankruptcy Court is not a result of or caused by the terminating Party’s material breach of this Agreement;

(h)                                 by either the Sellers or the Purchaser, if a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other non-appealable final action, in each case, having the effect of permanently making the Transactions illegal or otherwise permanently restraining or prohibiting consummation of the Transactions;

(i)                                     by either the Sellers or the Purchaser if (i) the Auction has occurred and the Purchaser was not the Successful Bidder, (ii) the Bankruptcy Court otherwise approves a Competing Transaction with the Person that was the Successful Bidder, and (iii) such Competing Transaction is consummated; and

(j)                                    by the Sellers, if (i) all conditions to the Closing set forth in Article VI have been satisfied or waived (other than conditions that can only be satisfied as of the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Article VI to fail to be satisfied, (ii) Sellers are willing and able to consummate the Closing, such matters to be confirmed in writing to the Purchaser by an executive officer of the Sellers, and (iii) the Purchaser fails to consummate the Closing within one (1) Business Day after the date the Closing should have occurred pursuant to Section 7.1.

Section 8.2                                    Effect of Termination.  In the event of any termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions set forth in this Section 8.2, Section 8.3 and Article X and Sellers’ right to retain the Partial Purchase Price Deposit Amount in accordance with Section 2.9(b)) shall forthwith become null and void and be deemed of no further force and effect.  Subject to the provisions set forth in the preceding sentence, there shall be no liability or obligation thereafter on the part of any Party.  Notwithstanding anything contained herein to the contrary, the termination of this Agreement shall not affect the rights or obligations of the Parties under the Confidentiality Agreement; provided that (a) from and after the date hereof, the provisions contained in the eighth, ninth and tenth paragraphs thereof shall be of no further force and effect and (b) from and after the Closing Date, any information relating to the Purchased Assets shall not be deemed “Evaluation Material” under the Confidentiality Agreement.

Section 8.3                                    Remedies Upon Termination.

(a)                                 If this Agreement is terminated pursuant to Section 8.1(c)(i), Sellers shall pay to the Purchaser the Reimbursable Expenses, which amount shall not exceed $1,000,000 and shall be paid no later than three (3) Business Days following such termination.

(b)                                 In the event of a termination of this Agreement by the Purchaser, the receipt of the Reimbursable Expenses, if applicable, shall be the sole and exclusive remedy of the Purchaser for any breach or default of Sellers of this Agreement (other than (i) prior to the termination of this Agreement, specific performance but only as expressly permitted under Section 10.7(b) and (ii) with respect to any covenant or agreement required by this Agreement to be performed by the Sellers after the Closing), and the Purchaser shall irrevocably waive and release the Seller Parties, from any and all statutory, equitable, legal or common law claims or remedies that the Purchaser may have against any of the Seller Parties in respect of any breach of or default under this Agreement, other than in the case of fraud.  For purposes hereof, “Seller Parties” shall mean, collectively, the Sellers and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

(c)                                  If this Agreement is terminated pursuant to Section 8.1(d) or Section 8.1(j), the Purchaser shall forfeit the Partial Purchase Price Deposit Amount and deliver same (or not object to the escrow agent holding the Partial Purchase Price Deposit Amount to deliver same) to Sellers pursuant to Section 2.9(b).  The receipt of the Partial Purchase Price Deposit Amount shall be the sole and exclusive remedy of Sellers for any breach or default of the Purchaser of this Agreement (other than (i) prior to the termination of this Agreement, specific performance but only as expressly permitted under Section 10.7(b) and (ii) with respect to any covenant or agreement required by this Agreement to be performed by the Purchaser after the Closing), and Sellers shall irrevocably waive and release the Purchaser Parties, as a condition to receipt of the Partial Purchase Price Deposit Amount (but subject to the receipt thereof), from any and all statutory, equitable, legal or common law claims or remedies that any Seller may have against any of the Purchaser Parties in respect of any breach of or default under this Agreement, other than in the case of fraud.  For purposes hereof, “Purchaser Parties” shall mean, collectively, the Purchaser and any of its former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing.

(d)                                 The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where Sellers are entitled to the Partial Purchase Price Deposit Amount are uncertain and incapable of accurate calculation and that the delivery of the Partial Purchase Price Deposit Amount is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Sellers in the circumstances where Sellers are entitled to the Partial Purchase Price Deposit Amount for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, and that, without these agreements, Sellers would not enter into this Agreement.  If the Purchaser fails to take any action necessary to cause the delivery of the Partial Purchase Price Deposit Amount pursuant to the Deposit Escrow Agreement under circumstances where Sellers are entitled to the Partial Purchase Price Deposit Amount and, in order to obtain such Partial Purchase Price Deposit Amount, Sellers commence a suit which results in a judgment in favor of Sellers, the Purchaser shall pay to the Sellers an amount in cash equal to the costs and expenses (including reasonable attorney’s fees) incurred by Sellers in connection with such suit.

ARTICLE IX

SURVIVAL

Section 9.1                                    Survival.  None of the representations and warranties of any of the Parties contained herein shall survive the Closing.  Except for any covenant or agreement that by its terms contemplates performance after the Closing, none of the covenants or agreements of the Parties contained in this Agreement shall survive the Closing.

ARTICLE X

MISCELLANEOUS

Section 10.1                             Relationship of the Parties.  Nothing in this Agreement shall be construed so as to make the Purchaser or any Affiliate of the Purchaser a partner of any Seller or any Affiliate of Seller.

Section 10.2                             Amendment of Agreement.  This Agreement may not be supplemented, modified or amended except by a written agreement executed by each Party.

Section 10.3                             Notices.  Any Notice shall be in writing and shall be deemed to have been duly given or made when personally delivered, sent by facsimile or when mailed by registered or certified mail, postage prepaid, return receipt requested, addressed or directed as follows, or as may be furnished hereafter by notice, in writing, to the other Party on at least three (3) Business Days’ prior notice, to the following Parties:

(a)                                 If to the Purchaser, to:

Navitas Systems LLC

1200 Internationale Parkway, Suite 125

Woodridge, Illinois 60517
Attention:                 Alan ElShafei, President
Facsimile:                 (630) 410-7900

with a copy (which shall not constitute notice) given in like manner to:

Winston & Strawn LLP
35 West Wacker Drive

Chicago, Illinois 60601
Attention:                 Chuck Boehrer
Facsimile:                 (312) 558-5700

(b)                                 If to the Sellers, to:

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Attention:                 General Counsel
Facsimile:                 (617) 924-8910

with a copy given in like manner to:

A123 Systems, Inc.
200 West Street
Waltham, Massachusetts 02451
Attention:                 David Vieau, President & CEO
Facsimile:                 (617) 924-8910

with a copy (which shall not constitute notice) given in like manner to:

Latham & Watkins LLP
1000 Winter Street, Suite 3700
Waltham, Massachusetts 02451
Attention:                 John Chory
Facsimile:                 (212) 751-4864

Any Notice which is delivered or is sent by facsimile shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m., New York City time, on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent; provided that in the case of a Notice sent by facsimile, it shall not be deemed to have been sent unless there has been confirmation of transmission.

Section 10.4                             Fees and Expenses.  The Parties agree that, except as otherwise expressly provided in this Agreement (including in Section 5.4 and Section 8.3), each Party shall bear and pay all costs, fees and expenses that it incurs, or which may be incurred on its behalf, in connection with this Agreement and the Transactions.

Section 10.5                             Governing Law; Jurisdiction; Service of Process; WAIVER OF RIGHT TO TRIAL BY JURY.  This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this Agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all disputes relating to the Transaction.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and the Purchaser and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the Parties hereby agree and consent that service of process may be made, and personal jurisdiction over any Party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the Party at the address of such Party set forth in Section 10.3, unless another address has been designated by such Party in a notice given to the other Parties in accordance with the provisions of Section 10.3.  SELLERS AND THE PURCHASER HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 10.6                             Further Assurances.  Subject to the other provisions of this Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement at the expense of the requesting Party; provided that this Section 10.6 shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

Section 10.7                             Specific Performance.

(a)                                 The Sellers acknowledge that the Purchaser would be damaged irreparably in the event that this Agreement is not performed by Sellers in accordance with its specific terms or is otherwise breached by the Sellers or the Sellers fail to consummate the Closing as required hereunder and that, in addition to any other remedy that the Purchaser may have under law or equity, the Purchaser shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by Sellers.

(b)                                 The Purchaser acknowledges that Sellers would be damaged irreparably in the event that this Agreement is not performed by the Purchaser in accordance with its specific terms or is otherwise breached by the Purchaser or the Purchaser fails to consummate the Closing as required hereunder and that, in addition to any other remedy that the Sellers may have under law or equity, the Sellers shall be entitled to seek injunctive relief to prevent breaches of the terms of this Agreement and to seek to enforce specifically the terms and provisions hereof that are required to be performed by the Purchaser.

Section 10.8                             Entire Agreement.  Except as set forth herein, this Agreement and the Confidentiality Agreement constitute the full and entire agreement between the Parties hereto pertaining to the Transactions and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto made by any Party.

Section 10.9                             Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.  All waivers hereunder must be in writing to be effective.

Section 10.10                      Assignment.  Neither the Sellers nor the Purchaser may assign or otherwise transfer their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Parties; provided that the Purchaser may, without the consent of the Sellers, assign or transfer any or all of its rights and/or obligations hereunder to one or more of its Affiliates (it being understood that the Purchaser nonetheless shall remain liable for the performance of all of the Purchaser’s obligations hereunder to the extent not performed by the assignee).  Any assignment or other transfer not permitted under this Section 10.10 shall be null and void ab initio.

Section 10.11                      Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 10.12                      No Third Party Beneficiaries.  Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

Section 10.13                      Severability of Provisions.  Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any Party.  Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

Section 10.14                      Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.15                      Guarantee.  Alan M. ElShafei hereby guarantees the payment and performance of all obligations of the Purchaser under this Agreement.  This guarantee shall remain in full force and effect until, and shall terminate immediately following, the Closing.

[Signatures on Following Pages]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

PURCHASER:

NAVITAS SYSTEMS LLC

	By:	/s/ Alan ElShafei
	Name:	Alan ElShafei
	Title:	Chairman, Founder

Acknowledged and agreed to with respect to Section 10.15:

/s/ Alan ElShafei
Alan M. ElShafei

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

SELLERS:

A123 SYSTEMS, INC.

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

A123 SECURITIES CORPORATION

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

GRID STORAGE HOLDINGS LLC

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

A123 SYSTEMS KOREA CO., LTD.

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

Exhibit A
List of Sellers

A123 Systems, Inc., a Delaware corporation

A123 Securities Corporation, a Massachusetts corporation

Grid Storage Holdings LLC, a Delaware limited liability company

A123 Systems Korea Co., Ltd.

Exhibit B
Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of [•] (this “Agreement”), is by and among [•], [•] and [•] (collectively, the “Sellers”) and [•] (the “Purchaser”).

WHEREAS, the Sellers and the Purchaser have entered into an Asset Purchase Agreement, dated as of December 11, 2012 (the “Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Purchase Agreement);

WHEREAS, pursuant to the Purchase Agreement, the Sellers have agreed to assign, transfer, convey and deliver when due, any and all of the Purchased Assets, including the Assumed Contracts and the Assumed Lease (but not any of the Excluded Assets);

WHEREAS, pursuant and subject to the Purchase Agreement, the Purchaser has agreed to assume, honor, pay and discharge when due, any and all of the Assumed Liabilities (but not any of the Excluded Liabilities); and

WHEREAS, the execution and delivery of this Agreement by the Sellers and the Purchaser is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth in the Purchase Agreement and hereinafter set forth, the Sellers and the Purchaser hereby agree as follows:

1.                                      Assignment and Assumption of Liabilities.

(a)                                 The Sellers hereby assign, transfer, convey and deliver (i) all of the Sellers’ right, title and interest in and to the Purchased Assets, including the Assumed Contracts and the Assumed Lease, to [•], pursuant and subject to the Purchase Agreement and the Sale Order.

(b)                                 [•] does hereby assume, and agree to honor, pay and discharge when due, all of the Assumed Liabilities.

(c)                                  Notwithstanding the foregoing provisions of paragraph (b), [•] and [•] do not assume, or agree to pay, perform or otherwise discharge when due, any Liabilities of the Sellers other than the Assumed Liabilities, the Assumed Contracts and the Assumed Lease, including, without limitation, the Excluded Liabilities.

2.                                      Assignment of this Agreement.

Neither the Sellers nor the Purchaser may assign or otherwise transfer their respective rights and/or obligations hereunder (or agree to do so) without the prior written consent of the other Parties; provided, that Purchaser may, without the consent of Sellers, assign or transfer any or all of its right and/or obligations hereunder to one or more of its Affiliates or other Persons (it being understood that the Purchaser nonetheless shall remain liable for the performance of all of the Purchaser’s obligations hereunder to the extent not performed by the assignee).  Any assignment or other transfer not permitted under this section shall be null and void ab initio.

3.                                      Further Assurances.

Subject to the provisions of this Agreement and the Purchase Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of this Agreement at the expense of the requesting Party, provided that this shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

4.                                      No Third Party Beneficiaries.

Nothing in this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

5.                                      Amendment.

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser, or (b) by a waiver pursuant to Section 6 below.

6.                                      Waiver.

Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

7.                                      Severability.

Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any of the provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Agreement is affected by the operation of this sentence in any manner materially adverse to any party.  Upon any such determination that any provision of this Agreement is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

8.                                      Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Agreement.

9.                                      Governing Law.

This Agreement shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all such disputes.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and the Purchaser and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section 10.3 of the Purchase Agreement, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section 10.3 thereto.

10.                               Subject to Purchase Agreement.

In the event of any conflict or other difference between the Purchase Agreement and this Agreement, the provisions of the Purchase Agreement shall govern and control.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ASSIGNORS:	ASSIGNEE:

Exhibit C
Form of Assignment of Trademarks and Patents(1)

TRADEMARK AND PATENT ASSIGNMENT

This TRADEMARK AND PATENT ASSIGNMENT (“Assignment”) dated as of [•], 2012 (the “Effective Date” by and between [•], a corporation organized under the laws of [•] (“Assignor”), and [•], a corporation organized under the laws of [•] (“Assignee”).

W I T N E S S E T H:

WHEREAS Assignor and Assignee and certain other parties have entered into an Asset Purchase Agreement, dated December 11, 2012 (hereinafter the “APA”), pursuant to which Assignor has agreed to sell, and Assignee has agreed to purchase, certain Assets of Assignor, including, without limitation, the trademarks and trademark applications identified and set forth on Schedule A attached hereto (such trademark and trademark applications, the “Assigned Marks”) and the patents, patent applications and provisional patent applications identified and set forth on Schedule B attached hereto (such patents, patent applications and provisional patent applications, the “Assigned Patents”); and

WHEREAS, pursuant to the APA, Assignor wishes to assign to Assignee, and Assignee wishes to acquire from Assignor, all of its worldwide right, title and interest in and to the Assigned Marks and the Assigned Patents.  Terms capitalized but not defined herein shall have the definitions given to them in the APA.

NOW, THEREFORE, for the foregoing recited consideration and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby assign, sell and transfer to Assignee all of its right, title and interest throughout the world (free and clear of any and all Encumbrances other than Permitted Encumbrances) in and to (1) the Assigned Marks, together with the goodwill of the business symbolized by the Marks, the right to sue for past infringement thereof, the registrations and applications for registration therefor, and all the benefit of the Marks, and (2) the Assigned Patents, including any continuations, continuations-in-part, divisions, renewals, reissues and extensions thereof, together with all claims for damages by reason of past infringement thereof, with the right to sue for, and collect the same for Assignee’s own use and benefit.  Assignor does further consent to the recordation of this Assignment by Assignee with the Commissioner of Patents.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed by their respective duly authorized representative as of the Effective Date.

[ASSIGNOR]

By
Name:
Title:

(1) Drafting Note: This Assignment may be amended to incorporate changes required for filing/use in the relevant jurisdiction or otherwise because of the identity of the relevant Assignor.

[ASSIGNEE]

By
Name:
Title:
STATE OF	)
) ss.:
COUNTY OF	)

On this [•]th day of [•] 2012, before me, the undersigned, a notary public in and for said state and county, personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of [•] as the                                          of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

STATE OF	)
) ss.:
COUNTY OF	)

On this [•]th day of [•] 2012, before me, the undersigned, a notary public in and for said state and county, personally appeared                                     , personally known to me (or proved to me on the basis of satisfactory evidence), to be the individual who executed the foregoing instrument on behalf of [•], as the                                          of such company and acknowledged to me that the execution and delivery of said instrument was duly authorized by said company.

Notary Public

(Affix Seal Below)

Schedule A
LIST OF ASSIGNED MARKS

Schedule B
LIST OF ASSIGNED PATENTS

Exhibit D
Form of Bill of Sale

BILL OF SALE

BILL OF SALE, dated as of [•] (this “Bill of Sale”), from [•], [•], [•], (collectively, the “Sellers”) to [•], (the “Purchaser”).

WHEREAS, the Sellers and the Purchaser have entered into an Asset Purchase Agreement, dated as of December 11, 2012 (the “Purchase Agreement”; unless otherwise defined herein, capitalized terms shall be used herein as defined in the Purchase Agreement); and

WHEREAS, the execution and delivery of this Bill of Sale by the Sellers is a condition to the obligations of the Purchaser to consummate the transactions contemplated by the Purchase Agreement;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers do hereby agree as follows:

1.                                      Sale and Assignment of the Purchased Assets.

The Sellers hereby sell, transfer, assign, convey and deliver unto [•] and its successors and assigns, forever, the entire right, title and interest of the Sellers (of every nature, kind and description, tangible or intangible (including goodwill), whether real, personal, or mixed, whether accrued, contingent or otherwise, wherever located) in and to the Purchased Assets, pursuant and subject to the terms of the Purchase Agreement and the Sale Order.

2.                                      Further Assurances.

Subject to the provisions of this Bill of Sale and the Purchase Agreement, each of the Parties hereto agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be reasonably requested by any other Party in order to carry out the intent and purpose of the Bill of Sale at the expense of the requesting Party, provided that this shall not require any Party to take any action that is commercially unreasonable or that would result in any Liability of such Party or any of its Affiliates.

3.                                      No Third Party Beneficiaries.

Nothing in this Bill of Sale is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the Parties hereto.

4.                                      Severability.

Any provision of this Bill of Sale which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Bill of Sale or affecting the validity or enforceability of any of the provisions of this Bill of Sale in any other jurisdiction, and if any provision of this Bill of Sale is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, provided in all cases that neither the economic nor legal substance of this Bill of Sale is affected by the operation of this sentence in any manner materially adverse to any party.  Upon any such determination that any provision of this Bill of Sale is invalid or unenforceable, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

5.                                      Subject to Purchase Agreement.

In the event of any conflict or other difference between the Purchase Agreement and this Bill of Sale, the provisions of the Purchase Agreement shall govern and control.

6.                                      Amendment, Waiver and Termination.

This Bill of Sale may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the parties hereto.

7.                                      Counterparts.

This Bill of Sale may be executed in multiple counterparts, each of which shall be deemed an original hereof, and all of which shall constitute a single agreement effective as of the date hereof.  Any delivery of an executed counterpart of this Bill of Sale by facsimile or electronic mail shall be as effective as delivery of a manually executed counterpart of this Bill of Sale.

8.                                      Governing Law.

This Bill of Sale shall be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and, where state law is implicated, the internal laws of the State of New York, without giving effect to any principles of conflicts of law.  Without limiting any party’s right to appeal any order of the Bankruptcy Court, the parties agree that if any dispute arises out of or in connection with this agreement or any of the documents executed hereunder or in connection herewith, the Bankruptcy Court shall have exclusive personal and subject matter jurisdiction and shall be the exclusive venue to resolve any and all such disputes.  Such court shall have sole jurisdiction over such matters and the parties affected thereby and the Purchaser, and the Sellers each hereby consent and submit to such jurisdiction; provided, however, that if the bankruptcy proceedings have closed and cannot be reopened, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  In the event any such action, suit or proceeding is commenced, the parties hereby agree and consent that service of process may be made, and personal jurisdiction over any party hereto in any such action, suit or proceeding may be obtained, by service of a copy of the summons, complaint and other pleadings required to commence such action, suit or proceeding upon the party at the address of such party set forth in Section 10.3 of the Purchase Agreement, unless another address has been designated by such party in a notice given to the other parties in accordance with the provisions of Section 10.3 thereto.

IN WITNESS WHEREOF, this Bill of Sale has been executed by the parties as of the date first above written.

SELLERS:	PURCHASER:

Exhibit E

IP License Agreement Terms

•                  Licensed IP.  Excluded Asset Purchaser (“Licensor”) will license to Purchaser (“Licensee”) all Excluded IP that exists as of the Closing Date together with all future patents and patent applications claiming priority of any patents or patent applications included in the Excluded IP that exist as of the Closing Date and claim the same subject matter disclosed therein (for the avoidance of doubt, excluding patent claims covering any Licensor Improvements, defined below) (“Licensed IP”) for the sole purpose of exploitation in the USG Business, including, without limitation, the rights to make, have made, use, offer for sale, sell and import products, methods and services and otherwise exploit the Licensed IP in the USG Business.  The Licensed IP includes, without limitation all Intellectual Property Rights relating to the following:

•                  All nanophosphate technology IP related to prismatic and cylindrical cell powder materials, cathode and anode coating, electrolyte formulations, cell manufacturing and processing;

•                  All commercial module designs for automotive applications that can be used for government applications;

•                  All CORE pack technology used as platform validation and government applications, electronic safety designs, and battery management system hardware and software design documentation; and

•                  All grid systems module and system designs and testing, drawings, installation requirements, and manufacturing processes.

“USG Business” means the Sellers’ business of prototyping, manufacturing, sales, marketing, services, licensing and/or maintenance of, energy storage materials, electrodes, cells, electronics circuitry, battery management, thermal/cooling designs, mechanical packaging, and system products for (a) the following applications for the U.S. government: (i) military vehicles, (ii) military power grids, (iii) small format energy cells for remote devices (including without limitation portable soldier power, and unmanned aerial vehicles), (iv) directed energy (including without limitation pulsed power weapons, high energy laser, advanced armor, and shipboard power supply/advanced systems (battery back-up, non-propulsion), (v) satellite/space, (vi) all Department of Defense applications (the businesses described in subsections (a)(i) through (a)(vi) are collectively referred to as the “DOD Business”), (vii) all Department of Energy applications (the “DOE Business”) and (viii) all U.S. homeland security applications (the “Homeland Security Business”), and (b) all law enforcement applications, including in each case research and development conducted by the Government Research Team and Government Solutions Team related to the same (the “Law Enforcement Business”).

•                  Improvements.  Each party shall own all right, title and interest in and to all improvements and developments in and to the Licensed IP made by or on behalf of such party or any of its Affiliates after the Closing (“Improvements”).  No Improvements will be licensed by either party to the other party under the IP License

Agreement; provided that the parties will negotiate in good faith a separate cross-license covering Improvements created, conceived or reduced to practice by or on behalf of either party.  If the parties cannot agree on a reasonable royalty rate for the cross-license it will be determined by arbitration.

•                  License Scope; Term.  The license described above will be exclusive (even as to Licensor) for the DOD Business and the Homeland Security Business for a period of three (3) years for the Effective Date and non-exclusive for the DOE Business and the Law Enforcement Business, worldwide, perpetual, and irrevocable.

•                  Royalties.  The license will be fully paid-up and royalty-free for a period of four (4) years from the Effective Date.  Prior to expiration of the four (4) year period, the parties will negotiate in good faith a commercially reasonable royalty payable for the remainder of life of the last to expire of the patents that are Licensed IP, on a country-by-country basis.  If the parties cannot agree on a reasonable royalty rate it will be determined by arbitration.

•                  Sublicensing.  Licensee will have full rights to sublicense through multiple tiers.  All sublicenses and transfers granted by either party shall be pursuant to a signed writing whereby sublicensee or transferee, as applicable, expressly assumes to comply with the sublicensing or transferor party’s obligations hereunder and otherwise be bound by all terms and conditions of such license in order for such sublicense or transfer to be effective, with no such sublicense or transfer relieving Licensee of its obligations hereunder.

•                  Pass-Through of Third Party Royalty Payments; Maintenance.  To the extent that any Licensed IP is subject to royalty or other payments by Licensor or its Affiliates to an unaffiliated third party or maintenance costs borne by Licensor or its Affiliates, then Licensee shall pay to Licensor, on its behalf and on behalf of its sublicensees, an amount equal to ten percent (10%) of all such actual, documented costs that are fixed amounts.  Licensee shall not be responsible for any such fees or costs associated with sales or usage of Licensed IP.  Licensor will be responsible for paying all maintenance fees and taking all acts necessary to maintain the Licensed IP.  If Licensor decides not to maintain any item of Licensed IP, it shall notify Licensee and Licensee shall have the right to maintain such item of Licensed IP, at its expense.  If Licensee exercises its right, Licensor shall assign all right, title and interest in and to such item of Licensed IP to Licensee and Licensee shall grant a license back to Licensor to use such item of Licensed IP outside the USG Business.

•                  Right to Transfer.  The IP License will not be transferable by Licensee, except as follows.  Licensee shall have the right to transfer the IP License to an Affiliate, in connection with a corporate reorganization, or to a third party who is the successor in interest to any portion of Licensee’s business or assets, whether by change of control, operation of law, merger, sale of assets, or otherwise.  Licensor may assign, sell or otherwise transfer any Licensed IP to any third party subsequent to the Effective Date, provided that such transferee takes title to such Licensed IP subject to the license granted to Licensee and assumes all of Licensor’s rights and obligations under the IP License Agreement in writing.

•                  Use of USA123 Name.  Notwithstanding anything to the contrary in this Agreement, Licensor acknowledges and agrees that Licensee may use the name USA123 as its company name and in connection with the marketing and sale of its products and services and Licensor will not challenge Licensee’s use or registration of USA123.

•                  Customer Referral.  Licensor will refer all inquiries for customers for the DOD Business and the Homeland Security Business to Licensee.  Licensor shall not market or sell products or services incorporating or covered by the Licensed IP to a customer that it knows or has reason to know will use the products in the DOD Business or the Homeland Security Business.  The parties acknowledge and agree that Licensor cannot inquire as to how its customers use its products, and if a customer uses a Licensor product in connection with the DOD Business or the Homeland Security Business without Licensor’s knowledge, such use shall not constitute a breach by Licensor of the agreement.

•                  Indemnity.  Each party will defend, indemnify and hold the other party and its Affiliates harmless from third party claims based on the indemnifying party’s products, processes and services exploiting the Licensed IP or its violation of any third party license agreement.  The indemnifying party shall have sole control over the defense and settlement of any such claim; provided that if and to the extent a claim relates to the validity or enforceability of any item of Licensed IP, Licensor shall have the right to defend and control the defense and settlement of such claim, at its own expense, and the indemnifying party shall not enter into any settlement admitting liability of the other party without the other party’s prior written consent, such consent not to be unreasonably withheld.  If the Licensor does not defend any claim relating to the validity or enforceability of any item of Licensed IP, then Licensee shall have the right to defend and to control the defense and settlement of such claim and Licensor shall, at its option, either (a) assign all right, title and interest in and to such item of Licensed IP to Licensee or (b) indemnify and reimburse Licensee for all costs and expenses (including reasonable attorneys’ fees) incurred by Licensee or any of its affiliates in connection with the defense and settlement of such claim.

•                  Additional Terms. Each party shall promptly notify the other party in writing of any third party allegation or claim that the Licensed IP is invalid or unenforceable or that the exercise of rights in the Licensed IP infringes or otherwise violates any third party Intellectual Property Right.  Each party shall promptly notify the other party in writing of any Person infringing or potentially infringing the Licensed IP.  Licensor shall have the right to enforce the Licensed IP against third party infringers for all fields outside the USG Business and Licensee shall have the right to enforce the Licensed IP against third party infringers in the field of the USG Business.  Nothing in the IP License Agreement shall be deemed in any way to constitute an assignment or transfer by Licensor to Licensee or any other person of any rights other than those expressly provided in the IP License Agreement.

Exhibit F
Form of Sale Order

FORM OF SALES ORDER TO COME